EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of August 21, 2022

between

TFORCE US HOLDCO, INC., as Seller Parent

TFORCE TL HOLDINGS USA, INC., as Seller
and
HEARTLAND EXPRESS, INC., as Buyer Parent,

HEARTLAND EXPRESS, INC. OF IOWA, as Buyer

List of Exhibits

Exhibit A - Accounting Principles
Exhibit B – Net Working Capital
Exhibit C – Transition Services Agreement

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 21, 2022, is by and between TForce US Holdco, Inc., a Delaware corporation (“Seller Parent”), TForce TL Holdings USA, Inc., a Delaware corporation (the “Seller”), Heartland Express, Inc. of Iowa, an Iowa corporation (the “Buyer”), and Heartland Express, Inc., a Nevada corporation (“Buyer Parent”).
RECITALS
1.Seller is the owner of all of the issued and outstanding common stock of Transportation Resources, Inc., a Missouri corporation (“TRI”). TRI owns all of the issued and outstanding common stock of Contract Freighters, Inc., a Missouri corporation (the “Company”). As shown on Schedule 1, TRI and the Company together own 49.9% of Soluciones Internacionales de Transporte, S.A. de C.V., and directly or indirectly all of the issued and outstanding equity of the other Company Subsidiaries (as defined below).
2.Seller desires to sell, and Buyer desires to purchase, all of the Equity Securities (as defined below) in TRI (the “Shares”) on the terms and subject to the conditions set forth in this Agreement.
3.The Company currently owns all of the outstanding membership units of CFI Logistics LLC, a Missouri limited liability company (“CFI Logistics”), which is excluded from this transaction and will be transferred out prior to Closing.
AGREEMENTS
In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:
Article I
DEFINITIONS

1.1Definitions.
When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1

“Accounting Principles” means the accounting principles, practices, procedures, policies and methods, classifications, conventions, categorizations, definitions, elections, techniques and valuation and estimation methods as set forth on Exhibit A.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.
“Ancillary Documents” means the Transition Services Agreement and the other agreements, instruments and documents delivered at the Closing pursuant to this Agreement.
“Acquired Companies” means TRI, the Company, and the Company Subsidiaries.
“Books and Records” means books of account, general, financial and operating records, invoices and other documents, records and files of the Acquired Companies.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by Law to close.
“Buyer Disclosure Schedules” means the schedules of Buyer referred to by section number in Article IV hereof that are attached to and made a part of this Agreement.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.5(a), and 4.6.
“Buyer Indemnitee” means Buyer and its Affiliates.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) enacted March 27, 2020, as amended, supplemented or otherwise modified and including any successor or similar legislation, regulation, rule, interim final rule, FAQ or other guidance related thereto, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of such Coronavirus Aid, Relief and Economic Security Act.
“Cash” means, as of the Effective Time, for the Acquired Companies, the sum of (i) (A) cash in the bank less any outstanding checks; (B) deposits or checks in transit (or waiting for clearance) that actually arrive to the extent there has been a reduction of receivables on account thereof as of the Effective Time; (C) any held checks to the extent that the amounts to be paid have been included in accounts payable; plus (D) petty cash, minus (ii) Restricted Cash; as determined in accordance with the Accounting Principles.
“COBRA” means the requirement of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.”
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not thereby be required to take any action that would result in a material adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby, to make any change to its business, to incur any fees or expenses (other than normal and usual attorneys’ fees, filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material burden
“Company Subsidiaries” means CFI Truckload de Mexico, S.A. de C.V., a Mexican corporation, CFI Logistica, S.A. de C.V., a Mexican corporation, CFI Mex, S. de R.L. de C.V., a Mexican limited liability company, and Soluciones Internacionales de Transporte, S.A. de C.V., a Mexican corporation, and excludes for greater certainty CFI Logistics.
“Confidentiality Agreement” means the Confidentiality and Standstill Agreement signed between TFI International Inc. and Heartland Express Inc on January 3rd, 2022.
“Consolidated Group” means an affiliated, consolidated, combined, unitary or similar Tax group, within the meaning of Treasury Regulation Section 1.1502-1(h), or within the meaning of Section 1504(a) of the Code.
“Consolidated Taxes” means (i) United States federal Income Taxes and (ii) any other Income Taxes determined on a consolidated, combined, unitary or similar basis with respect to a Consolidated Group.
“Contract” means any written and legally binding agreement, contract, commitment, or arrangement.
“Deferred Income Taxes” means assets or liabilities on the balance sheet related to Income Taxes to reflect the difference between tax accounting and IFRS accounting.
“Employee” means any employee (whether salaried or hourly, and full-time, part-time or temporary), whether or not actively employed on the date hereof, e.g., including employees on vacation and leave of absence, including maternity, family, sick, worker’s compensation, military or disability leave of the Acquired Companies and all Transferred Employees.
“Environmental Laws” concerning pollution, protection of the environment, health and safety, or the emission, discharge, release or threatened release of any Hazardous Materials into the ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Securities” means, (a) if a Person is a corporation, shares of capital stock of such corporation, (b) if a Person a partnership or limited liability company, its membership interests, partnership interests or units, and (c) any options, warrants or other securities, interests or other rights convertible into, or exercisable or exchangeable for any of the interests described in clauses (a) – (b) of this definition.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Financing Source” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the Lenders, and their respective Affiliates, including the parties to the Debt Commitment Letters and the Financing Agreements, together with any of their respective former, current or future general or limited partners, direct or indirect shareholders or equity holders, managers, members, directors, officers, employees, Affiliates, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate representative or agent of the foregoing.
“Fundamental Representations” means, collectively, the Buyer Fundamental Representations and the Seller Fundamental Representations.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of United States federal, state or local government, Mexican federal, state, or local government, or non-U.S./non-Mexican, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof, provided, that references to Governmental Entities shall not include customers of the Acquired Companies in connection with such relationship.
“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Healthcare Reform Laws” means collectively, the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 and the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 and, in each case, the regulations and guidance issued thereunder.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and any regulations and guidance issued thereunder.

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act, as amended, and any regulations and guidance issued thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IFRS” means the International Financial Reporting Standards.
“Income Tax Return” means any Tax Return for Income Taxes.

“Income Taxes” means Taxes imposed on or measured by taxable income.
“Indebtedness” means, without duplication (e.g. excluding amount included within Net Working Capital) and, in each case, calculated in accordance with the Accounting Principles, all obligations of the Acquired Companies, as of any time, whether or not then due or payable, in respect of (i) all principal of, and accrued or unpaid interest, premiums, penalties, fees, expenses and other payment obligations (if any, including on the exit, termination, repayment, prepayment or cancellation thereof assuming the repayment in full of such indebtedness) in connection with, (a) indebtedness for borrowed money, loans or advances of the Acquired Companies, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all bank and book overdrafts, (d) letters of credit, bankers’ acceptances and similar instruments, to the extent drawn, and excluding those associated with the Retained Claims; and (e) the amount of any underfunded, or of any underfunding of any, pension, deferred compensation or similar liabilities, profit sharing distributions, (ii) any derivatives or hedge instruments or similar arrangements, including any interest rate swaps, caps and collars (valued at the termination value thereof and including any termination fees or other fees or costs and net of all payments owed to any Acquired Company thereunder, it being understood that this clause (ii) may involve a net obligation to an Acquired Company), (iii) any obligations as lessee under leases that are required to be treated as finance leases under U.S. GAAP, (iv) the deferred purchase price of property, assets, businesses, services or equity interests, including “earn-outs” and “seller notes” (but excluding any amounts included within Net Working Capital), purchase price adjustments or other contingent consideration, (v) all obligations for deferred rent under leases, (vi) any guaranty of any of the foregoing, (vii) the amount of accrued but unpaid Income Taxes for any Pre-Closing Tax Period (including any Income Taxes that are Straddle Period Taxes but excluding Deferred Income Taxes), which Taxes amount may be negative to the extent there are tax receivables or payments of estimated Taxes paid in excess of Taxes owing, (viii) all obligations for payroll taxes or other amounts deferred under the CARES Act, and (ix) the aggregate amount of any accrued or declared but unpaid dividends in respect of the authorized capital stock of any Acquired Company.

“Intellectual Property” means, collectively, in any and all jurisdictions throughout the world, whether registered or unregistered, all intellectual property rights and other similar proprietary rights in and to the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including design patents), and pending applications for patents of the United States and all countries foreign thereto and all registrations, renewals, provisionals, revisions, reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof; (b) all trademarks, service marks, trade names, Internet domain names, trade dress, slogans and any other designation of origin, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”); (c) all registered and unregistered copyrights and copyrightable works (including databases and Software), and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential information (including confidential ideas, inventions, research and development, know how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals); (f) designs; and (g) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, or other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the business of any Acquired Company.
“Law” means any statute, law (including common law), ordinance, Order, code, rule or regulation of any Governmental Entity, including Mexican official governmental norms (normas oficiales Mexicanas).
“Lien” means any charge, claim, lien, license, option, mortgage, security interest, pledge, right of way, easement, encroachment, servitude, encumbrance, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Material Adverse Effect” means any result, development, occurrence, fact, change, event, or effect that, individually or in the aggregate, (i) has had, or reasonably could be expected to have, a materially adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of the Acquired Companies, taken as a whole, or (ii) prevents or materially impedes Seller’s ability to perform its obligations under, or consummate the transactions completed by, this Agreement; provided that none of the following shall be taken into account in determining whether there is a Material Adverse Effect under clause (i) of this definition: (a) any adverse change, event, or development arising from or relating to the general business, industry or economic conditions affecting any of the industries in which the Acquired Companies operate, (b) any adverse change, event, or development arising from or relating to local, regional, national or international political or social conditions, including the engagement (whether new or continuing) by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war (whether or not declared), or the occurrence of any military or terrorist attack, any natural or man-made disaster or acts of God, (c) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) any failure of any Acquired Company to meet any projections or forecasts (provided, that this clause (d) shall not prevent a determination that any change, event, or development underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (provided, further, that any such change, event, or development is not otherwise excluded from determining whether there is a Material Adverse Effect)), (e) changes in IFRS after the date hereof, (f) changes in Laws, (g) compliance with the terms of, or the taking of any action expressly permitted by this Agreement, (h) the announcement of the transactions contemplated by this Agreement, (i) any actions or omissions by Buyer or any of its Affiliates, or (j) the outbreak or worsening of any pandemics, epidemics, or health crises, including COVID-19, except, in the case of clauses (a), (b), (c), (e), (f) or (j), to the extent such matter has had or reasonably would be expected to have a materially and disproportionately adverse effect on the business, condition, (financial or otherwise), assets, liabilities or operations of the Acquired Companies, taken as a whole, relative to other participants operating in the same industry as the Acquired Companies.
“Material Contract” means any of the Contracts listed or required to be listed on Section 3.9(a).
“Material Customer” means any of the customers of the Acquired Companies for listed in Schedule 1.1.
“Net Working Capital” means, without duplication, the amount equal to current assets less current liabilities of the Acquired Companies determined in each case in accordance with the Accounting Principles. An illustrative calculation of Net Working Capital as of June 30, 2022 is set forth on Exhibit B hereto (the “Net Working Capital Schedule”). For the avoidance of doubt, in the event of conflict between the Accounting Principles and the Net Working Capital Schedule, the Accounting Principles shall control. For greater certainty, (a) Transaction Expenses and (b) the short-term portions of long-term Indebtedness shall not be included in the Net Working Capital calculation.

“Non-Dedicated Truckload Services” means asset-based interstate or intrastate transportation within the United States, or between the United States and Mexico, of full truckload freight using dry van or refrigerated trailers. For greater certainty and the purposes herein, Non-Dedicated Truckload Services specifically excludes (without limitation) any of the following services (a) any transportation services under Contracts with the following minimum terms (commonly referred to as “dedicated” Contracts): (i) minimum base term of twelve (12) months; (ii) customer contractually commits to volumes and rates; and (iii) service provider contractually commits to provide exclusive use of equipment and drivers, (b) backhauls incidental to the provision of services under such dedicated Contracts, (c) services that do not comply with clause (a) or (b) that are provided by a company acquired into Seller’s consolidated group after the date hereof that derives less than 50% of its total revenue from combined asset-based dry van and temperature-controlled truckload services; (d) specialized truckload services such as bulk, flatbeds, overdimensional, and tank transportation; and (e) subject to Section 5.17 with respect to CFI Logistica, non asset-based logistics services providing any type of transportation services through third-party providers.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by any Governmental Entity of competent jurisdiction.
“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, estatutos sociales, bylaws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).
“Party” means each party to this Agreement, and “Parties” mean the parties to this Agreement.
“Permit” means any material authorization, approval, consent, certificate, license, registration, permit or franchise of or from any Governmental Entity.
“Permitted Liens” means (a) Liens for Taxes which are not yet due and payable or which are being contested in good faith (b) statutory Liens of landlords with respect to Real Property and as permitted in Real Property Leases, (c) Liens of carriers, vendors, warehousemen, mechanics, materialmen, and repairmen incurred in the ordinary course of business and which are not yet delinquent or which are being contested in good faith (d) Liens incurred in connection with worker’s compensation, unemployment compensation, retirement and other types of social security or in connection with obligations for sums which are not yet delinquent or which are being contested in good faith, (e) in the case of Real Property, in addition to items (a), (b), (c) and (d), zoning, building, or other restrictions, variances, use Permits, use or building restrictions, covenants, rights of way, encumbrances, easements, right of way, and other exceptions to title, none of which, individually or in the aggregate, interfere in any material respect with the present use and value of or occupancy of the affected parcel by the Acquired Companies, and (f)  any other Liens set forth on Schedule 1.1(a).
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity, or any other entity or body.
“Personal Information” means information that, alone or in combination with other information, allows the identification or an individual or can be used to contact an individual, including names, addresses, email addresses, account usernames, Internet Protocol addresses or other information that is regulated by one or more Laws or orders applicable to the Processing of such information.
“Privacy and Security Requirements” means (i) all applicable Laws relating to the Processing of Personal Information, (ii) all applicable Privacy Contracts, and (iii) all applicable Privacy Policies.
“Privacy Contracts” means all contracts between an Acquired Company and any Person that are applicable to the Processing of Personal Information.
“Privacy Policies” means all written policies applicable to an Acquired Company relating to the Processing of Personal Information, including all website and mobile applicable privacy policies.
“Process,” “Processing,” or “Processed” means creation, collection, use, storage, maintenance, processing, recording, transfer, transmission, receipt, import, export, protection (including safeguarding and security measures), access, disposal or disclosure, or other activity regarding data (whether electronically or in any other form or medium).
“Representatives” of any Person shall mean the directors, officers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.
“Restricted Cash” means cash deposited to secure leases, bonds, insurance coverage, and other operating requirements.
“Restricted Period” means the four-year period beginning on the Closing Date.

“Retained Claims Reserve Amount” means (i) for purposes of the Estimated Closing Statement $24,000,000, and (ii) for purposes of the Closing Purchase Price, the low end of the estimate in the August 31, 2022 actuarial report.
“Retained Employees” means those employees of the Acquired Companies or an Affiliate as of the date hereof listed on Schedule 1.1(b), whose employment will remain or be transferred prior to the Effective Time to an Affiliate of Seller (other than any Acquired Company), all accrued compensation and benefits, relating to whom will be recorded and paid in accordance with Section 5.15(f).
“Rolling Stock” means trucks, tractors, trailers, vehicles, forklifts or other Assets requiring certificates of title or other certificates ownership.
“Sanctioned Country” means the Crimea, Luhansk and Donetsk regions of Ukraine, Cuba, Iran, North Korea, Russia and Syria.

“Sanctioned Person” means (a) any Person located, organized, or resident in a Sanctioned Country, (b) any Person named on any list of Persons subject to Sanctions, or (c) any Person controlled or 50% or more owned by Person described in (a) or (b).

“Sanctions” means all economic or financial sanctions and regulations or trade embargoes maintained, imposed, administered or enforced from time to time by the United States, United Nations Security Council, European Union, any of its member states or her Majesty's Treasury of the United Kingdom, and any other economic sanctions maintained by a jurisdiction in which an Acquired Company does business or is otherwise subject to jurisdiction.

“SAT” means the Servicio de Administración Tributaria in Mexico.

“Security Breach” means breach, security breach, or breach of Personal Information under applicable Law.
“Security Incident” means any unauthorized penetration, access, use, disclosure, modification, or destruction of information or interference with system operations of any IT Assets.
“Seller Disclosure Schedules” means the schedules of Seller referred to by section number in Article III hereof that are attached to and made a part of this Agreement.
“Seller Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5(a), 3.6, 3.20, and 3.21.
“Seller Indemnitee” means Seller and its Affiliates.
“Seller’s Knowledge” or any similar phrase means, with respect to any fact or matter, the actual knowledge of the Persons whose names are set forth on Schedule 1.1(c) after making reasonable inquiry concerning the existence of the fact or matter in question.
“Software” means all computer programs and applications, whether in source code, object code, executable code or human readable form and whether embodied in software, firmware or otherwise, including application programming interfaces, software tools, and all related documentation.
“Standalone Taxes” means Taxes other than Consolidated Taxes.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of Equity Securities the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Suit” means any suit, litigation, arbitration, mediation, or administrative proceeding conducted by any Person (including any Governmental Entity), or other dispute resolution proceeding.
“Target Net Working Capital” means $37,694,000.
“Tax” or “Taxes” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or non-U.S. Governmental Entity, including income, gross receipts, excise, real property, personal property, sales, use, license, capital stock, franchise, payroll, withholding, social security, value added, transfer, stamp, registration, alternative, estimated and other taxes of any kind whatsoever, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clause (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law, Contracts, or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).
“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.
“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS and SAT).
“Transaction Deductions” means, without duplication, all deductions or expenses incurred by any Acquired Company as a result of or in connection with the transactions contemplated by this Agreement (including, without limitation, deductions related to repayment of Indebtedness, the payment of Transaction Expenses and the payment of any fees or other costs and expenses associated with the transactions contemplated by this Agreement).
“Transaction Expenses” means, without duplication, the sum of all of the fees and expenses incurred by any Acquired Company, prior to, or as a consequence of, the Closing in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors, accountants or an investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Seller, Seller Parent, or any Acquired Company, or any transaction bonus payment, which, in each case, are unpaid as of the Closing. For greater certainty Transaction Expenses shall be excluded from the Net Working Capital calculation.
“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes imposed by a Taxing Authority, including as a result of a property ownership transfer or change of control of a property owner.
“Transferred Employees” means those employees of Affiliates of Seller (other than the Acquired Companies) as of the date here listed on Schedule 1.1(d) whose employment will be transferred prior to the Effective Time to any of the Acquired Companies, all accrued compensation and benefits relating to whom will be accrued and paid as set forth in Section 5.15(f).
“Transition Services Agreement” means the Transition Services Agreement between the Parties, in substantially the form attached hereto as Exhibit C.
“Treasury Regulations” means United States Treasury regulations promulgated under the Code.
“U.S.” or “United States” means the United States of America.
1.2Additional Definitions.

401(k) Transition Period    Section 5.15(c)
401(k) Plan Transition Employees    Section 5.15(c)
401(k) Cost Invoice    Section 5.15(c)
Accountants    Section 2.5(d)
Agreed Tax Treatment    Section 5.11(g)
Agreement    Preamble
Alternative Financing    Section 5.8(c)
Assets    Section 3.12(a)
Auto Liability Claims    Section 5.16(a)
Benefit Program    Section 3.18(a)
Buyer    Preamble
Buyer Closing Certificate    Section 6.2(c)
Buyer Parent    Preamble
Buyer Released Persons    Section 5.13(a)
Buyer Releasing Parties    Section 5.12(a)
Buyer Savings Plan Trust    Section 5.15(c)
Cap     Section 7.3(b)
CFI Affiliates    Section 5.20
CFI Logistics    Preamble
Closing    Section Article I2.3
Closing Date    Section Article I2.3
Closing Purchase Price    Section 2.2(b)
Closing Statements    Section 5.5(a)
Company    Recitals
Competition Acts    Section 5.4(b)
Confidential Information    Section 5.9
Covered Employees    Section 5.15(a)
Covered Parties    Section 5.10(a)
Current Tractors and Trailers    Section 3.12(b)
Debt Commitment Letter    Section 4.9
Debt Financing    Section 4.9
Deductible    Section 7.3(a)
Deferred Compensation Plan    Section 5.15(f)
Direct Claim    1.1(c)
Effective Time    Section Article I2.3
Enterprise Value    Section 2.2(a)
ERISA    Section 3.18(a)(i)
Estimated Closing Statement    Section 2.2(b)
Health Plan    Section 3.18(l)
FCPA    Section 3.24(a)
Final Closing Statements    Section 5.5(d)
Financial Statements    Section 3.7(a)
Financing Agreements    Section 5.8(a)(i)
FMCSA    Section 3.11(d)
Indemnified Party    Section 1.1(a)
Indemnitor    Section 1.1(a)
Interim Financial Statements    Section 3.7(a)
Leased Real Property    Section 3.15(b)
Lenders    Section Article IV4.9
Losses    Section 7.2(a)
New Debt Commitment Letter    Section 5.8(c)
Outside Date    Section 6.5(e)
Owned Real Property    Section 3.15(a)
Plan    Section 3.18(a)
Pre-Closing Income Tax Return    Section 5.11(d)(i)
Pre-Closing Tax Period    Section 5.11(d)(i)
Pro Forma Return    Section 5.11(d)(ii)
Protest Notice    Section 5.5(c)

Public Releases    Section 5.6
Purchase Price    Section 2.2(a)
Real Property    Section 3.15(b)
Real Property Leases    Section 3.9(a)
Receivables    Section 3.7(e)
Reference Balance Sheet    Section 3.7(a)
Registered Intellectual Property    Section 3.13(a)
Related Party Arrangement    Section 3.22
Retained Claims    Section 5.16(a)
Retained Claim Representation    Section 5.16(e)
Section 280G Payment    Section 3.18(h)
Seller    Preamble
Seller 401(k) Plan    Section 5.15(c)
Seller Closing Certificate    Section 6.1(d)
Seller Parent    Preamble
Seller Released Persons    Section 5.12(a)
Seller Releasing Parties    Section 5.13(a)
Seller Welfare Plans    Section 5.15(b)
Shares    Recitals
Straddle Period    Section 5.11(d)(ii)
Straddle Period Income Tax Return    Section 5.11(d)(ii)
Tax Claim    Section 5.11(j)
Tax Notice    Section 5.11(j)
Tax Notice Recipient    Section 5.11(j)
Tax Payor    Section 5.11(j)
Third-Party Claim    1.1(a)
TRI    Recitals
Welfare Cost Invoice    Section 5.15(d)
Welfare Plan Transition Employees    Section 5.15(d)
Welfare Plan Transition Period    Section 5.15(d)
Willful Breach    Section 6.6
Workers’ Compensation Claims    Section 5.16(a)

Article II
PURCHASE AND SALE

2.1Purchase and Sale. In exchange for the Purchase Price set forth in Section 2.2 hereof, as adjusted pursuant to Section 2.5, at the Closing, Seller hereby agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer hereby agrees to purchase from Seller, all right, title and interest in and to the Shares free and clear of all Liens.

2.2Purchase Price; Estimated Closing Statement.
(a)The aggregate consideration to be paid by Buyer to Seller for the Shares shall be the sum of the following (the result of which herein referred to as the “Purchase Price”), without duplication:

(i)Five Hundred Twenty-Five Million U.S. Dollars $525,000,000 (the “Enterprise Value”); plus or minus, as applicable

(ii)(A) the excess of Net Working Capital as of the Effective Time over Target Net Working Capital or (B) the shortfall of Net Working Capital as of the Effective Time versus Target Net Working Capital; plus

(iii)the amount of Cash as of the Effective Time; minus

(iv)the amount of the Indebtedness of the Acquired Companies as of the Effective Time; minus

(v)the amount of the Transaction Expenses as of the Effective Time, plus

(vi)the Retained Claims Reserve Amount.

(b)At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer in writing a closing statement (the “Estimated Closing Statement”) setting forth in reasonable detail (i) good faith estimates of (A) the difference between the estimated Net Working Capital as of the Effective Time and the Target Net Working Capital, (B) the estimated aggregate amount of Cash as of the Effective Time, (C) the estimated amount of the Indebtedness of the Acquired Companies as of the Effective Time, by lender, and (D) the estimated amount of the Transaction Expenses as of the Effective Time, in each case based on the most recent ascertainable financial information of the Acquired Companies, (E) the Retained Claims Reserve Amount, and (ii) based on such estimates, the resulting calculation of the estimated Purchase Price (the “Closing Purchase Price”). The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles. If, in the two (2) days following delivery of the Estimated Closing Statement, Buyer disagrees with any of the calculations or amounts set forth thereon, Buyer and Seller shall in good faith attempt to resolve any such disputed calculations or amounts prior to Closing (but if unresolved, the Estimated Closing Statement delivered by Seller shall control). Buyer’s acceptance of the Estimated Closing Statement for purposes of the Closing shall not limit or in any way affect Buyer’s or Seller’s rights under Section 2.5 or Article V.

2.1Closing. Unless this Agreement shall have been terminated in accordance with Section 6.5, Buyer and Seller shall consummate the transactions contemplated by this Agreement by electronic exchange and release of signature pages (the “Closing”), as promptly as practicable but in no event later than five (5) Business Days after the date on which all conditions set forth in Article VI (except those conditions that are to be satisfied or waived at Closing) have been satisfied or waived by the party entitled to the benefit of the same, or on such other date and time as the parties shall mutually agree in writing (the date on which the Closing occurs, the “Closing Date”); provided, however that the Closing shall not be required to occur prior to August 31, 2022. The effective of the Closing for all purposes hereof is deemed to be 11:59:59 p.m. Eastern time on the Closing Date (the “Effective Time”).

2.2Closing Deliveries.

(a)Deliveries by Seller at the Closing. At the Closing, Seller shall deliver to Buyer the following:

(i)stock certificates evidencing 100% of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with certificates or other evidence of ownership of all of the equity interests of each Acquired Companies (including, for Acquired Companies formed in Mexico, stock registry books, corporate books, and notarial deeds);

(ii)recent certificates of good standing or Opinión de Cumplimiento de Obligaciones Fiscales, as applicable, with respect to Seller Parent, Seller, and each Acquired Company issued by the responsible Governmental Entity of the jurisdictions of their respective formation (to the extent any such certificate is routinely issued by any such jurisdiction);

(iii)a certificate of an appropriate officer certifying that the board of directors of each of Seller Parent and Seller has executed resolutions ratifying the signature of this Agreement and authorizing the sale of the Shares and the other transactions contemplated hereby;

(iv)the Transition Services Agreement, duly executed by Seller, and any Affiliate of Seller that will provide services thereunder;

(v)copies of all notice filings given to, and consents and approvals of, third parties and Governmental Entities listed on Schedule 2.4(a)(v);

(vi)duly executed resignations, effective as of the Closing, of each director, non-employee officer, manager, or other title-holder of the Acquired Companies, as requested by Buyer;

(vii)a certificate of the non-foreign status of Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations;

(viii)the Seller Closing Certificate;

(ix)evidence, in form and substance reasonably satisfactory to Buyer, that all Related Party Arrangements shall terminate or, if listed on Schedule 5.7 remain in effect (as the case may be), effective as of the Closing;

(x)evidence, in form and substance reasonably satisfactory to Buyer, that the Acquired Companies have been released from all obligations under the credit facilities of TFI International Inc. and its Affiliates;
(xi)duly executed consent of TRI approving an amendment to its bylaws;

(xii)evidence, in form and substance reasonably satisfactory to Buyer, that all of the Intellectual Property set forth on Schedule 3.13(a) has been registered in the name of the Company;

(xiii)evidence, in form and substance reasonably satisfactory to Buyer, that the transfers of employment of the Retained Employees and the Transferred Employees have been accomplished;

(xiv)evidence, in form and substance reasonably satisfactory to Buyer, that the membership units of CFI Logistics and the Seagoville property have been transferred out of the Seller or the Company, as applicable, effective prior to the Effective Time;

(xv)Lease (triple net) in form and substance reasonably satisfactory to Buyer of the Seagoville property for a period of two years with an annual base rental amount of $1.00; and

(xvi)all other documents, instruments, agreements and certificates, if any, required by any provision of this Agreement or the other documents required to be delivered under this Section 2.4(a) or otherwise necessary to consummate the transactions contemplated by this Agreement.

(b)Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver to Seller the following:

(i)a wire transfer of immediately available funds to the account designated in writing by Seller to Buyer in the amount of the Closing Purchase Price;

(ii)a certificate of an appropriate officer certifying that the board of directors of each of Buyer Parent and Buyer has executed resolutions ratifying the signature of this Agreement and authorizing the purchase of the Shares and the other transactions contemplated hereby;

(iii)a recent certificate of good standing of each of Buyer Parent and Buyer from its respective state of incorporation;

(iv)the Transition Services Agreement, duly executed by Buyer;

(v)copies of all notice and other filings given to, and consents and approvals of, third parties and Governmental Entities listed on Schedule 2.4(b)(v);

(vi)the Buyer Closing Certificate; and

(vii)all other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the other documents required to be delivered under this Section 2.4(b) or otherwise necessary to consummate the transactions contemplated by this Agreement.

2.3Purchase Price Adjustments.
(a)Closing Statements. As soon as practicable, but not later than ninety (90) days following the Closing Date, Buyer shall prepare, at its own cost, in good faith and deliver to Seller a consolidated balance sheet of the Acquired Companies, accompanied by statements (such balance sheet and statements, collectively the “Closing Statements”), as of the Effective Time, setting forth in reasonable detail a calculation of (i) the difference between the Net Working Capital and the Target Net Working Capital, (ii) the aggregate amount of Cash, (iii) the aggregate amount of Indebtedness, (iv) the aggregate amount of Transaction Expenses, (v) the Retained Claims Reserve Amount, and (vi) the resulting calculation of the Purchase Price. The Closing Statements shall be prepared in accordance with the Accounting Principles. Notwithstanding anything in this Agreement to the contrary; no double counting shall occur with respect to amounts taken into account in the determination of Cash, Net Working Capital, Indebtedness, Transaction Expenses, Retained Claims Reserve Amount, and this Agreement shall be interpreted consistent therewith.

(b)Reasonable Access. Buyer and its Representatives shall be given reasonable access to or copies of (as Buyer shall request), for the purpose of preparing the Closing Statements, (i) all of the Books and Records, work papers, trial balances and other materials relating to the Closing Statements that Seller may have in its possession; and (ii) Seller’s personnel and accountants. Upon receipt of the Closing Statements, Seller and its Representatives shall be given reasonable access to or copies of (as Seller shall request), for the purpose of verifying the Closing Statements, (i) all of the Books and Records, work papers, trial balances and other materials relating to the Closing Statements; and (ii) the Acquired Companies’ personnel and accountants.

(c)Protest Notice. Within sixty (60) days following delivery of the Closing Statements, Seller may deliver written notice (the “Protest Notice”) to Buyer of any disagreement that Seller may have as to the Closing Statements setting forth in reasonable detail the amount(s) in dispute and a calculation thereof with supporting detail; provided, however, that such thirty (30) day period shall toll during any time that Buyer fails to comply with Section 2.5(b). In the event of failure to deliver a Protest Notice in compliance with this Section 2.5(c), Seller will be deemed to have accepted the Closing Statements as presented.

(d)Resolution of Protest. If a Protest Notice is delivered, Seller and Buyer shall promptly endeavor in good faith to resolve any disagreement as to the Closing Statements. If Buyer and Seller are unable to resolve in writing any disagreement as to the Closing Statements within thirty (30) days following Buyer’s receipt of the Protest Notice, then those amounts that remain in dispute between Seller and Buyer will be promptly referred to PricewaterhouseCoopers LLP (the “Accountants”) who shall act as an expert (and not an arbitrator) in resolving the disputed items, the determination of which shall be completed within thirty (30) days after the matter is submitted to the Accountants, and which determination shall be final, binding and non-appealable by Buyer and Seller. If the Accountants are unable or unwilling to serve, then the Accountants as used herein shall be such other independent accounting firm of national standing mutually agreed to by Seller and Buyer and if Buyer and Seller are unable to agree, then such firm as is determined by the Accountants. The Accountants shall determine, based solely on presentations and submissions by Buyer and Seller (which presentations and submissions shall be made to the Accountants no later than fifteen (15) days after the engagement of the Accountants), and not by independent review, only those amounts still in dispute, in each case, in accordance with the Accounting Principles (and any settlement proposals or discussions between Buyer and Seller during the period prior to determination by the Accountants shall be disregarded by the Accountants). Buyer and Seller agree to execute, if requested by the Accountants, a reasonable engagement letter. The Accountants’ fees and expenses shall be paid by Buyer, on the one hand, and Seller, on the other hand, 50-50. The term “Final Closing Statements,” as used in this Agreement, shall mean the Closing Statements if no Protest Notice is delivered by Seller or the definitive Closing Statements agreed to in writing by Seller and Buyer or resulting from the determinations made by the Accountants in accordance with this Section 2.5(c).

(e)Payment. Within five (5) days of the determination of the Final Closing Statements:

(i)if the Purchase Price calculated pursuant to Section 2.5 hereof is less than the Closing Purchase Price paid pursuant to Section 2.2 hereof, then such difference shall be paid to Buyer by Seller, by wire transfer of immediately available funds to an account designated by Buyer; or

(ii)if the Purchase Price calculated pursuant to Section 2.5 hereof exceeds the Closing Purchase Price paid pursuant to Section 2.2 hereof, then Buyer shall pay to Seller such difference, by wire transfer of immediately available funds to an account designated by Seller.

(f)Exclusive Remedy. Notwithstanding anything to the contrary contained herein, the process set forth in this Section 2.5 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in Cash, Indebtedness, Transaction Expenses, Retained Claims Reserve Amount, and Net Working Capital, regardless of whether any underlying facts and circumstances related to such items constitute a breach of any representations or warranties set forth herein.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules (which are attached to this Agreement and are identified by section numbers corresponding to each relevant section in this Article III), Seller hereby represents and warrants to Buyer as follows:
3.1Existence and Power.
(g)Seller is a corporation duly formed, validly existing and in good standing under the Laws of the state of Delaware.

(h)Each of TRI and the Company is a corporation duly formed, validly existing and in good standing under the Laws of the state of Missouri.

(i)Each Company Subsidiary is a corporation or limited liability company validly existing and in good standing under the Laws of Mexico.

(j)Each of the Acquired Companies and Seller has all corporate power and authority required to own and lease its respective property and to carry on its respective business as presently conducted, and each is duly qualified to transact business as a foreign organization and is in good standing as a foreign organization authorized to transact business in each jurisdiction, including foreign jurisdictions, in which the nature of the business conducted by it requires such qualification, except where the failure to be so qualified or in good standing as a foreign organization would not reasonably be expected to be material.

3.1Authorization.
The execution, delivery, and performance by Seller and Seller Parent of this Agreement, each other Ancillary Document to which it is a party and the consummation and performance of the transactions contemplated hereby, (a) are within such Person’s organizational powers and (b) have been duly authorized by all necessary action on the part of such Person’s, where required.

3.2Enforceability. This Agreement and each other Ancillary Document to which it is a party have been duly executed and delivered by Seller and Seller Parent. This Agreement and each other Ancillary Document to which it is a party constitutes valid and legally binding obligations of such Person, enforceable against such Person in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

3.3Governmental Authorizations. Except as set forth on Schedule 3.4, no material consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity is required to be made or obtained in connection with the execution, delivery and performance by

Seller and Seller Parent of this Agreement and each Ancillary Document to which it is a party, or the consummation by Seller of the transactions contemplated hereby, except for such consents or approvals as may result from any facts or circumstances solely relating to Buyer or Buyer Parent.

3.4Noncontravention. The execution, delivery and performance by Seller and Seller Parent of this Agreement, each other Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby do not (with or without notice or lapse of time, or both) (a) violate the Organizational Documents of Seller, Seller Parent, or any Acquired Company, (b) violate any Law applicable to Seller, Seller Parent, or any Acquired Company, (c) violate any material provision of or result in a breach of, or require a consent under, any Contract, or terminate or result in the termination of any such Contract, or result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Acquired Companies, except in the case of clauses (b) and (c) for such violations or impositions that would (x) not have a Material Adverse Effect or (y) arising as a result from any facts or circumstances solely related to Buyer or Buyer Parent.

3.5Title to Shares; Capitalization; Company Subsidiaries.

(k)The authorized Equity Securities of TRI consist of fifteen million (15,000,000) shares of common stock, par value $0.01 per share. Schedule 3.6(a) sets forth the issued and outstanding Equity Securities of each Acquired Company. Except as disclosed in Schedule 3.6(a), no Acquired Company has outstanding any Equity Securities or other securities, bonds, notes, or other obligations outstanding which are convertible into, or exchangeable for, Equity Securities of any Acquired Company. Except as set forth on Schedule 3.6(a), Seller owns, beneficially and of record, all of the Shares, free and clear of all Liens, and Seller has full right, power and authority to transfer the Shares to Buyer, free and clear of any Liens.

(l)All of the issued and outstanding Equity Securities of each Acquired Company have been validly issued and in compliance with all applicable federal, state and foreign securities Laws and are free and clear of all Liens. Except as set forth in Schedule 3.6(b), there are no agreements restricting the transfer of, or affecting the rights of any holder of, the Shares, there are no pre-emptive rights on the part of any holder of any Equity Securities of any Acquired Company and there are no outstanding options, warrants, rights, or other agreements or commitments of any kind obligating any Acquired Company, contingently or otherwise, to issue or sell either any Equity Securities of any Acquired Company or any securities or obligations convertible into, or exchangeable for, any Equity Securities of any Acquired Company.

(m)Schedule 3.6(c) sets forth each corporation, limited liability company, trust, partnership, joint venture or other entity in which any Acquired Company owns any Equity Securities and the amount and percentage of such interests.

3.2Financial Statements; Undisclosed Liabilities; Internal Controls.
(n)(a) contains copies of the following financial statements (collectively, the “Financial Statements”):

(i)The unaudited consolidated carve-out financial statements of the Acquired Companies as of each of December 31, 2021 and December 31, 2020, and the related statements of operations and cash flows for the period then ended; and

(ii)The unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2022 (the “Reference Balance Sheet”) and the related statements of operations and cash flows for the six-month period then ended (the Reference Balance Sheet and such statement of operations the “Interim Financial Statements”);

(o)Each of the Financial Statements (i) presents fairly, in all material respects, the financial position of the Acquired Companies at the dates thereof and the results of operations and cash flows of the Acquired Companies for the periods then ended, as applicable, and (ii) was prepared in accordance with IFRS, except (x) as may be stated in the notes thereto or on Schedule 3.7(b), and (y) in the case of the Reference Balance Sheet and the Interim Financial Statements, the lack of footnote disclosure and other presentation items, normal year-end adjustments, and other differences that do not, individually or in the aggregate, cause such financial statements not to present fairly, in all material respects, the financial position, results of operations, and cash flows of the Acquired Companies.

(p)Except as set forth on Schedule 3.7(c), the Acquired Companies have no liabilities or obligations other than (i) liabilities or obligations shown on the Reference Balance Sheet, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Reference Balance Sheet, (iii) liabilities or obligations arising under contracts entered into in the ordinary course of business and that do not arise out of a breach of any contract, or (iv) any liabilities taken into account in the Closing Purchase Price.

(q)The Acquired Companies have implemented and maintain (i) books and records reflecting their assets and liabilities that are accurate in all material respects and (ii) adequate and effective internal accounting controls which provide reasonable assurance that (A) the control objectives have minimized the risk of material financial misstatement, (B) all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements, (C) all transactions are executed with management’s authorization and accurately recorded in the correct period as necessary to permit the preparation of the Financial Statements and disclosures in conformity with IFRS and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. To Seller’s Knowledge, except as set forth on Schedule 3.7(d), there have not been any significant deficiencies or material weaknesses in the financial reporting of the Acquired Companies that are or were reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, or any fraud (whether or not material) that involved management or other Employees who have or had a significant role in financial reporting.

(r)All trade and other accounts receivable (“Receivables”) of the Acquired Companies reflected on the Reference Balance Sheet represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. To Seller’s Knowledge, the Receivables are current and fully collectible net of the reserves shown on the Financial Statements (which reserves have been established in accordance with IFRS).

(s)Except as disclosed on Schedule 3.7(f), TRI does not have any assets other than the investment in the Company Subsidiaries or any liabilities except intercompany notes with the Acquired Companies which are recorded in accordance with IFRS.

3.6Absence of Certain Changes. Except as disclosed in Schedule 3.8, since the date of the Interim Financial Statements:

(t) there has not been any change, event, or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(a)the business of each Acquired Company has been conducted in the ordinary course and consistent with past practice;
(b)no Acquired Company has sold, leased, transferred, or assigned any of its material assets, other than as recorded in the Interim Financial Statements or since the date of the Reference Balance Sheet in the ordinary course of business;
(c)no Acquired Company has sold, given, transferred or assigned any of its assets, including Rolling Stock, to an Affiliate company (except to any Acquired Company);
(d)no Acquired Company has failed to maintain its material assets in good condition, normal wear and tear excepted, and in accordance with past practices of such Acquired Company;

(e)no Acquired Company has made any material changes to policies with respect to repairs, maintenance and purchasing and installation of tires, fuel and other replaceable operating supplies, or with respect to material policies for the timing of any such repairs, maintenance and purchasing and installation other than in the ordinary course of business and consistent with past practice;
(f)no Acquired Company has cancelled, compromised, waived or release any rights or claim other than in the ordinary course of business and consistent with past practice and not settled any Suits, other than fully accrued or settlements involving payment not exceeding $1,000,000 (after accounting for insurance recoveries or accruals);
(g)no Acquired Company has granted any material license or sublicense of any rights under or with respect to any Intellectual Property other than in the ordinary course of business and consistent with past practice and as contemplated by this Agreement;
(h)no Acquired Company has incurred or guaranteed any Indebtedness with a face value in excess of $500,000 nor voluntarily added or increased any long term liability, which will continue after Closing other than Indebtedness taken into consideration in calculating the Purchase Price;
(i)no Acquired Company has accelerated or changed any of its practices, policies, procedures or timing of the billing of customers or the collection of its Receivables, pricing and payment terms, cash collections, cash payments or terms with vendors other than in the ordinary course of business in accordance with reasonable commercial practices;
(j)no Acquired Company has made any material loans or material advances of money to any Person (including to Seller, Seller Parent or any other Affiliate thereof) other than in the ordinary course of business consistent with past practice;
(k)no Acquired Company has made commitments for capital expenditures that have not yet been made as of the Closing Date in excess of $500,000 in the aggregate;
(l)no Acquired Company has made or authorized any change in any Organizational Document of any Acquired Company;
(m)no Acquired Company has issued, sold, or otherwise disposed of any of its Equity Securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities;
(n)no Acquired Company has experienced any material damage, destruction, or loss (whether or not covered by insurance) to any material portion of its property outside the ordinary course of business;
(o)except in the ordinary course of business consistent with past practice, no Acquired Company has (i) made any material increase in the base compensation or bonus opportunities of any of its Employees with annual salary of $100,000 or greater, or which have a yearly aggregate impact exceeding $500,000, (ii) granted any severance or termination pay to any Employee, (iii) granted to any Employees any new rights to purchase or obtain Equity Securities or any new awards of incentive compensation, (iv) entered into any employment, consulting or severance agreement or arrangement with any Employees, or (v) established or adopted any Plan or Benefit Program, modified any Plan or Benefit Program in any material respect, or terminated any Plan or Benefit Program or (vi) increased, decreased, or otherwise modified its compensation program for employee drivers or independent contractors; and
(p)no Acquired Company has agreed, whether in writing or otherwise, to do any of the foregoing, except as contemplated by this Agreement and the Ancillary Documents.

3.3Material Contracts.

(u)Schedule 3.9(a) contains a list as of the date hereof of each Contract pursuant to which any Acquired Company has any executory rights or obligations that:

(iii)requires aggregate payment of $1,000,000 or more to or from an Acquired Company yearly, (B) has a term (or remaining term) longer than one year; and (C) cannot be terminated by such Acquired Company without penalty with less than ninety (90) days’ notice;

(iv)is an agreement pursuant to which any Acquired Company leases, subleases, occupies or otherwise uses any real property (the “Real Property Leases”) involving annual base rent in excess of $250,000 annually;

(v)creates a partnership, joint venture or limited liability company;

(vi)is a hedging arrangement or forward, swap, derivatives or futures contract

(vii)is an agreement with any officer, director or Employee of any Acquired Company providing for annual compensation in excess of $250,000 (or any severance or similar payment in excess of such amount), other than (A) any employment letter that sets forth the terms of an at will employment arrangement or (B) a Plan or Benefit Program;

(viii)restricts any Acquired Company from engaging, or competing with any Person, in any line of business in any geographic area;

(ix)is with any Governmental Entity;

(x)is with an Affiliate of any Acquired Company, other than any Contract solely between or among more than one Acquired Company;

(xi)relates to Indebtedness or any lease of personal property (excluding tractors and trailers) for which the annual rental exceeds $250,000;

(xii)relates to any settlement, conciliation or similar Contract (other than in respect of Retained Claims), the performance of which will involve payment after the Closing Date of consideration in excess of $50,000 or governmental monitoring, consent decree or reporting responsibilities;

(xiii)is a Contract with ongoing indemnity obligations or rights other than customary indemnities in commercial Contracts entered into in the ordinary course of business; or

(xiv)is a collective bargaining agreement (or similar labor Contract) covering any Employee.

(v)Except as disclosed in Schedule 3.9(b), as of the date hereof, (i) each Material Contract is in full force and effect, (ii) none of the Acquired Companies are in default under, in material breach of, or are in receipt of any written notice of any default or material breach under, any Material Contract, and (iii) to Seller’s Knowledge, the other party or parties to each Material Contract are not in default nor have materially breached, the terms of such Material Contract.

(w)Seller has made available to Buyer a true and correct copy of each written Material Contract as of the date hereof in Section VI of the VDR.

3.1Suits. Schedule 3.10 sets forth a complete and accurate list as of the date hereof of all Suits (excluding those relating to Retained Claims) involving or affecting any Acquired Company in which a reserve in excess of $100,000 has been established or any Acquired Company’s maximum estimated liability is in excess of $100,000. Except as expressly set forth on Schedule 3.10, as of the date hereof, there are no Suits pending or, to Seller’s Knowledge, threatened against any Acquired Company, an adverse decision which would result in a Material Adverse Effect, after taking into consideration applicable insurance, and other sources of subrogation or contribution. Except as disclosed on Schedule 3.10, as of the date hereof, there are no material Orders to which any Acquired Company is subject. Reserves for Suits (excluding those relating to Retained Claims) have been established in accordance with IFRS.
3.2Compliance with Laws; Permits.
(x)Except as set forth on Schedule 3.11(a), none of the Acquired Companies is nor, since December 31, 2019, has been in violation in any material respect of any (i) Law to which it is subject or (ii) Permit necessary for the ownership of its assets or the operation of its business as currently conducted. Except as set forth on Schedule 3.11(a), as of the date hereof, since December 31, 2019, none of the Acquired Companies has received written notice from any Governmental Entity of any material violation or alleged violation by it of (i) any Law to which it is subject or (ii) any Permit necessary for the ownership of its assets or the operation of its business as currently conducted. Without limiting the generality of the foregoing, each Acquired Company is in compliance in all material respects with all applicable escheat and unclaimed property Laws, and has filed all required unclaimed property reports with all applicable Governmental Entities. No Acquired Company has material unpaid amounts due with respect to any escheat and unclaimed property Laws.

(y)Schedule 3.11(b) contains a list as of the date hereof of all material Permits currently held by any Acquired Company.

(z)All of the Rolling Stock owned or leased by the Acquired Companies is properly licensed and registered with applicable authorities in accordance with permissible practices and applicable Laws, such licenses and registrations are current, the related license plates and stickers are properly affixed to such equipment, and all related fees have been paid.

(aa)The Company has a satisfactory safety and fitness rating from the Federal Motor Carrier Safety Commission (the “FMCSA”). The Company has not received written notification of any pending compliance review and there is no pending judicial or administrative proceeding that reasonably would be expected to result in an unsatisfactory or conditional safety and fitness rating. As of the date of this Agreement and as of the date two (2) Business Days prior to the Closing Date, Seller has made available to Buyer true, correct and complete copies of all of the Company’s public and non-public scores as of the Closing Date under the FMCSA’s Compliance Safety Accountability program.

3.4Tangible Personal Property; Title to Assets.
(a)The Acquired Companies have good and marketable title to, or in the case of leased property, have a good and valid leasehold interest in all tangible personal property (including all fixtures, leasehold improvements, and equipment, including Rolling Stock, office, operating and other supplies and furniture, hardware and all information technology infrastructure) material to their business (the “Assets”) as presently conducted, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.12(a), the Assets (other than Rolling Stock, which is covered by subsection (b)), which are owned or leased and used in the business and operations of the Acquired Companies, are in good operating condition and repair (subject to normal wear and tear, repair and maintenance given the use and age of such Assets) and are usable in the ordinary course of business consistent with past practice.

(b)Except as to damage that is fully accrued as a Current Liability in the Reference Balance Sheet (as of the date hereof) or the Closing Statement (as of the Effective Time), each tractor and trailer owned or leased by any Acquired Company (i) is roadworthy and adequate for use in the ordinary course of business, (ii) has been adequately maintained in substantial conformity with applicable warranty requirements and past practices of the Acquired Company, (iii) has been maintained in the ordinary course of business consistent with past practice, (iv) meets all applicable operating condition requirements of the United States Department of Transportation, (v) has all major mechanical, electrical and other systems functioning properly, in each case, ordinary wear and tear excepted, and (vi) has no physical damage that would impair an Acquired Company’s use of such tractor or trailer. Schedule 3.12(b) sets forth a correct and complete list of all tractors and trailers owned or leased by the Acquired Companies as of the date hereof (the “Current Tractors and Trailers”). Seller agrees that it shall not, and shall not cause the Acquired Companies to, dispose of any Current Tractors or Trailers unless it shall have acquired new tractors or trailers, as applicable, on a one-for-one basis.

3.7Intellectual Property.
(a)Schedule 3.13(a) contains a list as of the date hereof (specifying the owner thereof and the registration or application number if applicable) of all patented or registered Intellectual Property owned by any Acquired Company, and material to the operation of its business and all applications therefor, (collectively, “Registered Intellectual Property”). Except as otherwise set forth on Schedule 3.13(a), none of the Registered Intellectual Property has been cancelled, abandoned or adjudicated invalid or unenforceable, and all renewals and maintenance fees in respect of the Registered Intellectual Property which were due prior to the date hereof have been duly paid.

(b)Schedule 3.13(b) contains a list as of the date hereof of all agreements pursuant to which Intellectual Property material to the operation of the business of the Acquired Companies is (i) licensed to any Acquired Company (excluding generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap or “click to accept” agreements) or (ii) licensed by any Acquired Company to any third party (excluding non-exclusive licenses granted in the ordinary course of business). To Seller’s Knowledge, none of the Acquired Companies are in default under, in breach of, or are in receipt of any written notice of any default or breach under any such agreement.

(c)Except as set forth on Schedule 3.13(c), the Acquired Companies own and possess all right, title and interest in and to, or possess the valid right to use, all the Intellectual Property necessary to carry on the business and operations of the Acquired Companies as presently conducted.

(d)Except as set forth on Schedule 3.13(d), to the Seller’s Knowledge (i) since December 31, 2019, none of the Acquired Companies has infringed, misappropriated or otherwise violated in any material respect the Intellectual Property of any other Person, and (ii) as of the date hereof, no other Person is infringing, misappropriating or otherwise violating in any material respect the Intellectual Property owned by any Acquired Company.

(e)The Acquired Companies own or lease all computer systems that are necessary for the operation of their business. The Acquired Companies have taken commercially reasonable steps to provide for the back-up and recovery of data and information and commercially reasonable disaster recovery plans, procedures and facilities, and as applicable, have taken commercially reasonable steps to implement such plans and procedures. The Acquired Companies have taken commercially reasonable actions to protect the integrity and security of the computer systems and software information stored thereon from unauthorized use, access, or modification by third parties. The Acquired Companies have the right to use all databases the Acquired Companies use internally, and no Acquired Company has received any written notice since December 31, 2019, alleging that any Acquired Company’s use, reproduction or distribution of any such database infringes any third party’s rights.

(f)Except as set forth on Schedule 3.13(f), none of the software owned and/or currently under development by the Company is subject to the provisions of any Contract which could: (i) require or condition the use or distribution of such software; (ii) require the license of such software or any portion thereof for the purpose of making modifications or derivative works; (iii) require the distribution of such software or any portion thereof without charge; (iv) require or condition the disclosure, licensing or distribution of any source code or any portion of software; or (v) otherwise impose a limitation, restriction or condition on the right of the Company to use or distribute any software or any portion thereof.

3.5Insurance.
(a)Document 11.1 (List of Policies CFI) of the VDR contains, as of the date hereof, information relating to each material insurance policy as to which an Acquired Company is the policyholder or is otherwise covered, along with the retention, policy limits, and renewal date for each such policy (excluding, however, policies with respect to Retained Claims). With respect to each such insurance policy: (i) the policy is valid and binding; (ii) all premiums with respect thereto covering all current periods have been paid to the extent due; and (iii) no written notice of cancellation has been received with respect to such policy. There are no self-insurance arrangements affecting any of the Acquired Companies (except for policies with respect to Retained Claims).

(b)Attached as Schedule 3.14(b) are a list of the insurance policies which will remain in force post-Closing. All other insurance policies will cease to cover the Acquired Companies following the Closing Date.

3.6Real Property.

(a)Schedule 3.15(a) contains a true and complete list of each parcel of real property owned by any Acquired Company (“Owned Real Property”). To the extent within Seller’s possession or under its control, true and complete copies of all deeds, existing title insurance policies and commitments, existing surveys, environmental reports, property condition reports and instruments, agreements and other documents relating to the Owned Real Property have been made available to Buyer prior to Closing. Each Owned Real Property is free and clear of all Liens except for Permitted Liens and as disclosed on Schedule 3.15(a). Each Acquired Company owns good, marketable and insurable fee simple title to each of the parcels of Owned Real Property held by such Acquired Company listed on Schedule 3.15(a) and no Owned Real Property is subject to any option, right of first offer, right of first refusal, or any other similar right or option to acquire any interest in any portion of the Owned Real Property.

(b)Schedule 3.15(b) contains a true and complete list of each parcel of real property leased under the Real Property Leases, including all subleases, renewals and extensions related thereto (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). No Acquired Company is in breach in any material respect of any Real Property Leases and, to Seller’s Knowledge, no other Party to any such lease is in breach thereof. Each Acquired Company enjoys peaceful, undisturbed and exclusive possession of the Leased Real Property, subject to the terms of the leases and subleases described above. All rental and other payments and other material obligations required to be paid and performed by any Acquired Company pursuant to such Real Property Lease have been duly paid and performed. The full amount of the security deposit required under each Real Property Lease, if any, is on deposit thereunder. No Acquired Company is in default nor, to Seller’s Knowledge, is any other Party to any of the Real Property Leases in default thereunder.

(c)The Real Property constitutes all of the real property occupied or operated by the Acquired Companies in connection with their business. To Seller’s Knowledge, no portion of the Real Property is subject to any pending or threatened condemnation or other similar proceeding by any Governmental Entity. There are no Contracts to which any Acquired Company is a Party granting to any third party the right of use or occupancy of any portion of the parcels of the Real Property.

(d)To Seller’s Knowledge, the use by any Acquired Company of the Real Property is not in breach of any building or zoning or similar statute, by-law, ordinance or regulation, and the Acquired Companies have adequate rights of ingress to and egress from all such Real Property.

(e)The fixtures and improvements owned or leased by any Acquired Company and located on the Real Property, taken as a whole, are in adequate operating condition for their respective present uses and operation, ordinary wear and tear excepted.

3.8Employees and Labor Matters.

(a)Schedule 3.16(a) hereto sets forth a list of all non-driving Employees who received greater than $100,000 in total compensation during the twelve months ended June 30, 2022.

(b)To the Seller’s knowledge, no Mexican Company Subsidiary has violated the Mexican “Ley Federal del Trabajo” (the Mexican federal labor law) or any similar applicable Law (including the Mexican social security law, Ley del Seguro Social) except for any such violation that would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.16(b), none of the Acquired Companies has any labor strike, slowdown or stoppage pending or, to Seller’s Knowledge, threatened against such Acquired Company.

(c)No Acquired Company is a party to, agreed to recognize, or negotiated toward or agreed to negotiate toward any collective bargaining agreement with any labor union and there are no negotiations, demands or proposals that are pending or, to Seller’s Knowledge, threatened, by any labor union regarding organizational activities.

(d)There has not been any, or, to Seller’s Knowledge, any threats of any, organized employee strike, slowdown, picketing, work stoppage, lockout, employee grievance process, organizational activity or other labor dispute involving any Acquired Company.

(e)There has not been any Suit relating to the alleged violation of any Law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board, or any comparable Governmental Entity and there has not been any material Suit relating to any alleged violation of any Law pertaining to employment relations, including any charge or complaint filed with the Equal Employment Opportunity Commission or any comparable Governmental Entity.

(f)No Acquired Company has committed a material unfair labor practice and there are no pending or, to Seller’s Knowledge, threatened unfair labor practice complaints pending against any Acquired Company.

3.7Owner-Operators; Drivers.
(a)Each of the Acquired Companies’ Contracts with its owner-operators complies in all material respects with the federal truth-in-lending regulations set forth in 49 C.F.R. Part 376 to the extent applicable to such Acquired Company, and all payments, deductions, chargebacks and other actions of the Acquired Companies with regard to its owner-operators have complied in all material respects with the terms and conditions of such Contracts and regulations.

(b)Each of the Acquired Companies’ Contracts with its owner-operators (i) complies in all material respects with all Laws (provided that Seller makes no representation or warranty in this clause or elsewhere in this Article III about the Acquired Companies’ compliance with Laws that would require an owner-operator to be classified as an employee); and (ii) has been duly and validly executed and delivered by the Acquired Companies, and to Seller’s Knowledge, their respective owner-operator.

(c)As of the date hereof, and as updated as of the date two (2) Business Days prior to the Closing Date, Schedule 3.17(c) is a correct and complete listing of all of the escrowed funds held by the Acquired Companies for each owner-operator and any amounts owed to the Acquired Companies by each owner-operator in accordance with the terms of any Contract between any Acquired Company and an owner-operator. The escrowed funds held by the Acquired Companies for owner-operators will be reflected on the Closing Statements as Restricted Cash and Current Liabilities.

(d)No Acquired Company provides tractor, trailer, or other financing for its owner-operators except for advances for fuel and other operating expenses that are deducted from settlements in the ordinary course of business.

(e)No Acquired Entity:

(i)is required pursuant to contract or otherwise with any driver to segregate from its general funds monies collected for such driver or is otherwise restricted by any driver from use of those funds;

(ii)holds or is required to hold any portion of its accounts collected from any Person who is obligated on an account in respect of a driver's services in trust for such driver; or

(iii)has any fiduciary relationship or duty to any driver arising out of or in connection with any contract with any driver or the transactions contemplated thereby.

(f)No driver, whether pursuant to Contract or otherwise, at any time (i) controls the method of collection of any Acquired Company’s accounts or restricts the use of proceeds thereof after receipt by any Acquired Company or (ii) has the right to seek payment from, or otherwise has recourse to, any Person obligated on an account for payables by any Acquired Company to such driver. All payments by any Acquired Company in respect of payables to drivers, whether pursuant to Contract or otherwise, are made from an Acquired Company’s general funds in the ordinary course of business.

3.8Benefit Matters.
(a)Schedule 3.18 lists each of the following that is sponsored, maintained, or contributed to by any Acquired Company for the benefit of employees, former employees, owner-operators, former owner-operators, “leased employees” (as defined in Section 414(n) of the Code), former “leased employees” (as defined in Section 414(n) of the Code), directors, former directors or any agents, consultants or similar representatives providing services to or for any Acquired Company, or with respect to which any Acquired Company has any liability:

(i)each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”); and

(ii)each material personnel policy, stock option plan, stock purchase plan, stock appreciation rights, phantom stock plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or retention, or change-in-control pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice, or understanding (a “Benefit Program”).

(b)With respect to each Plan, Seller has made available to Buyer copies (as applicable) of (i) the Plan document currently in effect, and any related trusts, insurance, group annuity contracts and each other funding or financing arrangement related thereto, including any amendments, (ii) the most recent summary plan description, (iii) the most recent determination letter or opinion letter received from the IRS, (iv) the latest financial statements and (v) the three most recent Form 5500 annual reports.

(c)Except as set forth on Schedule 3.18(c), no Plan is subject to Title IV of ERISA nor, does any Plan provide for medical or life insurance benefits to retired or former employees of any Acquired Company (other than (i) as required by Law, including, without limitation, Code Section 4980B, (ii) death benefits attributable to deaths occurring at or prior to termination of employment, (iii) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (iv) conversion rights).  Except as set forth on Schedule 3.18(c), no Acquired Company nor any ERISA Affiliate of any Acquired Company sponsors, maintains, contributes to or has sponsored, maintained, or contributed to (nor is any Acquired Company or any ERISA Affiliate of any Acquired Company obligated to contribute to), or has any obligation or liability under or with respect to (I) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (II) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (III) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  Except as set forth on Schedule 3.18(c), no Acquired Company nor any ERISA Affiliate of any Acquired Company (a) maintains a “defined benefit plan” (as defined in Section 3(35) of ERISA), or (b) is a “contributing sponsor” of any single-employer plan within the meaning of Section 4001(a)(13) of ERISA.

(d)Except as set forth on Schedule 3.18(d):

(iv)Each Plan and Benefit Program complies in form and operation in all material respects with its terms and the requirements of the Code, ERISA, COBRA, HIPAA, the HITECH Act, and all other applicable Laws;

(v)Each Plan that is intended to be qualified under Section 401(a) of the Code (A) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Plan’s qualified status under the Code, (B) has a timely filed request for such a letter pending with the

IRS or has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (C) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan, and no amendments have been made to any such Plan following the receipt of the most recent determination, opinion, or advisory letter applicable to such Plan that would jeopardize such Plan's qualified status;

(vi)There are no actions, Suits, or claims (other than claims in the ordinary course of business that do not involve any action or Suit by or before any Governmental Entity or arbitration or mediation authority and domestic relations order proceedings) for benefits under such Plans pending or, to Seller’s Knowledge, threatened against any of the Plans or Benefit Programs or their assets;

(vii)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (either alone or in conjunction with any other event) result in a requirement to pay any Tax “gross-up” or similar “make-whole” payments to any employee of any Acquired Company, including under Section 409A of Code or Section 4999 of the Code;

(viii)No Acquired Company nor any other Person has acted or failed to act in a manner that would result in imposition on any Acquired Company of (A) material breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(ix)There is no matter pending, or to Seller’s Knowledge, threatened (other than routine qualification determination filings) with respect to any of the Plans before the IRS, the Department of Labor or the Pension Guaranty Benefit Corporation; and

(x)No trust funding a Plan is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(e)All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Plan that is an “employee pension benefit plan” (or related trust or held in the general assets of any Acquired Company, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Plan or fully accrued on the applicable Financial Statements to the extent required by IFRS. All premiums or other payments that are due and owing for all periods ending on or before the Closing Date have been paid or accrued on the applicable Financial Statements with respect to each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) to the extent required by IFRS.

(f)Each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) may be unilaterally amended or terminated in its entirety in accordance with its terms without material liability to any Acquired Company, except as to benefits accrued thereunder prior to such amendment or termination.

(g)No Plan or Benefit Program provides that payments pursuant to such Plan or Benefit Program may be made in securities of any Acquired Company or an ERISA Affiliate of any Acquired Company, nor does any trust maintained pursuant to any Plan or Benefit Program hold any securities of any Acquired Company or any ERISA Affiliate of any Acquired Company.

(h)Schedule 3.18(h) lists any Plans or Benefit Programs that, considered individually or considered collectively with any other such Plans or Benefit Programs, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law) (a “Section 280G Payment”) as a result of the transactions contemplated by this Agreement, along with the name of the individual(s) to whom such Section 280G Payment is owed and the amount of such Section 280G Payment. There is no contract, agreement, plan or arrangement to which an Acquired Company is a party to or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code due to a Section 280G Payment.

(i)Each Plan or Benefit Program that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been maintained (both in form and operation) in material compliance with Section 409A of the Code.

(j)Seller has provided to Buyer a true and correct list of the name and address of each individual (including a covered employee, covered spouse, or covered dependent-child) who is currently receiving or entitled to elect to receive COBRA continuation coverage under any and all of any Acquired Company's Plans or Benefit Programs, and a copy of any COBRA notice and election forms related to such individuals.  For each person so identified, Seller provided the following information: (i) indication as to whether the individual is currently receiving COBRA coverage or instead has the right to elect (but has not yet elected) COBRA coverage (in which case, identify the last day of the sixty (60)-day election period), (ii) the legal name and a description of the type (e.g., medical, dental, vision, etc.) of Plan or Benefit Program involved, (iii) a description of the qualifying event (and any second qualifying event) (as defined under Treasury Regulation Section 54.4980B-4 and 54.4980B-7),  and (iv) the date on which such qualifying event (and any second qualifying event) occurred; provided, however, that such information must be provided in compliance with HIPAA.

(k)No Acquired Company nor any ERISA Affiliate of any Acquired Company has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of Plans or the imposition of penalties or excise Taxes with respect to any of the Plans by the IRS or the Department of Labor.

(l)Each Acquired Company, and each Plan or Benefit Program that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”) (i) is currently in compliance in all material respects with the Healthcare Reform Laws, and (ii) has been in compliance in all material respects with all applicable Healthcare Reform Laws since March 23, 2010.  No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject any Acquired Company, or any Health Plan, to material penalties or excise taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.

(m)Each Company Subsidiary is in compliance with the payment of benefits to its employees in accordance with the Mexican Federal Labor Law and all other applicable Mexican laws.

(n)Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth above in this Section 3.18 shall constitute the sole and exclusive representations and warranties made with respect to employee benefit matters, and no other representation or warranty contained in any other section of this Agreement shall be deemed to be made with respect to employee benefit matters.

3.9Environmental Matters.

(a)Except as set forth on Schedule Article III3.19, since January 1, 2018, the Acquired Companies have complied in all material respects with all applicable Environmental Laws.

(b)Schedule Article III3.19 sets forth all remedial obligations arising under Environmental Laws and relating to the Acquired Companies or their respective properties since January 1, 2018. Except as set forth on Schedule Article III3.19, no facts, events, or conditions relating to the past or present properties or operations of any Acquired Company will prevent, hinder, or limit such Acquired Company’s continued compliance with Environmental Laws, or give rise to any remedial obligations or material liability of any Acquired Company pursuant to Environmental Laws.

(c)Except as set forth on Schedule Article III3.19, the applicable Acquired Company holds, and during the past three (3) years, has been in compliance in all material respects with, all material Permits, and made all material filings to the applicable Governmental Entities applicable to such Acquired Company thereunder, required under Environmental Laws to carry on its businesses.

(d)Except as set forth on Schedule Article III3.19, since December 31, 2019, no Acquired Company has received any written notice from any Governmental Entity that such Acquired Company is subject to any pending claim or remedial obligation (i) based upon any provision of any Environmental Law and arising out of any act or omission of such Acquired Company or its Affiliates or (ii) arising out of the ownership, use, control, or operation by such Acquired Company of any facility, site, area, or property from which there was a release of any Hazardous Materials.

(e)Except as set forth on Schedule Article III3.19, there are no material Suits pending or, to Seller’s Knowledge, threatened against any Acquired Company, at law or in equity, or before or by any Governmental Entity under any Environmental Law, and no Acquired Company is subject to any outstanding material Order of any Governmental Entity pursuant to any Environmental Law, which would remain uncorrected or outstanding as of the Closing Date or involves any liabilities or obligations of any Acquired Company that will continue after the Closing Date.

(f)Since December 31, 2019, no Acquired Company has received any written notice of, or entered into any order, indemnity agreement, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved liabilities or obligations or investigative, corrective or remedial obligations relating to or arising under Environmental Laws (including, relating to or arising from any release, threatened release or exposure to any Hazardous Materials).

(g)Section 10 of the VDR contains all Phase I, Phase II, and similar studies and reports in Seller’s possession or control.

(h)Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth above in this Section 3.19 shall constitute the sole and exclusive representations and warranties made with respect to environmental matters, and no other representation or warranty contained in any other section of this Agreement shall be deemed to be made with respect to environmental matters.

3.1Taxes. Except as set forth in Schedule 3.20,

(ab)All federal and all material state Income Tax Returns and all other material Tax Returns required to be filed by the Acquired Companies have been timely filed with the appropriate Governmental Entity, and all such Tax Returns are true, complete and correct in all material respects. The Acquired Companies have paid all Taxes shown as due and payable by the Acquired Companies as shown on such Tax Returns.

(ac)There are no audits or administrative proceedings, court proceedings or claims pending or, to Seller’s Knowledge, threatened, against the Acquired Companies with respect to any Taxes, no material assessment, deficiency or adjustment has been asserted or proposed or threatened with respect to any Taxes or Tax Return of or with respect to any Acquired Companies that has not been paid in full or fully resolved in favor of the taxpayer, and there are no Liens for Taxes upon the assets or properties of any of the Acquired Companies, except Liens for Taxes not yet due. No written claim has been made by a Governmental Entity in any jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax by that jurisdiction.

(ad)The Acquired Companies have withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any Employee, independent contractor, or other third party to the extent due and payable, and the Acquired Companies have complied in all material respects with any tax reporting requirements relating thereto.

(ae)There are no outstanding (i) waivers or Contracts by or on behalf of any Acquired Company for the extension of time for the assessment of any Taxes or any deficiency thereof or

(ii) requests, agreements, consents, or waivers to extend the statutory period of limitation applicable to the assessment or collection of any Taxes or against any of the Acquired Companies.

(af)Since December 31, 2019, no Acquired Company has (i) made any material Tax election, (ii) made any material change in Tax accounting methods or periods, (iii) filed any material amended Tax Return or taken any position on a material Tax Return that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, (iv) surrendered any right to claim a material Tax refund, (v) taken any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes, (vi) settled or compromised any audit, proceeding or other controversy, or entered into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non U.S. Law) relating to a material amount of Taxes, or (vii) distributed Equity Securities of another Person, or had its Equity Securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(ag)No Acquired Company has been a member of a Consolidated Group filing a consolidated federal Income Tax Return, other than a group the common parent of which is TForce US Holdco, Inc. TForce US Holdco, Inc. has filed a consolidated federal Income Tax Return with the Acquired Companies for the taxable year immediately preceding the current taxable year.

(ah)No Acquired Company has any liability for Taxes of any Person other than the Acquired Companies under (i) Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(ai)No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) use of an improper method of accounting for a Pre-Closing Tax Period, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Section 1502 of the Code or the Treasury Regulations promulgated thereunder (or an corresponding provision of state, local, or non-U.S. Law), or (iv) prepaid amount received on or prior to the Closing Date.

(aj)Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth above in this Section 3.20, and such representations and warranties set forth in Section 3.18 (Benefit Matters) that are with respect to Taxes, shall constitute the sole and exclusive representations and warranties with respect to Taxes, and no other representation or warranty contained in any other section of this Agreement shall be deemed to be made with respect to Taxes.

3.10Brokers. Except for JP Morgan, whose fees and expenses will be paid by Seller or Seller Parent, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Seller, Seller Parent, or any Acquired Company who is entitled to any fee or commission from any Acquired Company in connection with the transactions contemplated by this Agreement.

3.11Affiliate Transactions. Except as set forth on Schedule 3.22, no present or former director, officer, stockholder or Affiliate of the Acquired Companies or, to Seller’s Knowledge, any individual in such director’s, officer’s or stockholder’s immediate family or any entity controlled by any such present or former director, officer, stockholder or Affiliate of the Acquired Companies, (a) is a party to any material Contract, agreement, commitment or transaction (“Related Party Arrangement”) with or (except under terms of employment, as applicable) provides any services to any of the Acquired Companies, or (b) has any material interest in any tangible or intangible property used by the Acquired Companies.

3.12Sufficiency of Assets. The Assets owned, leased or licensed by the Acquired Companies constitute all material assets used in connection with the business of the Acquired Companies and such Assets constitute all the assets necessary for the Acquired Companies to continue to conduct their business in the same manner as it is presently being conducted, provided that the Buyer does not take any action that would prevent such continuation.

3.13Compliance with the Foreign Corrupt Practices Act and Export Control Laws.

(ak)None of the Acquired Companies, their respective directors, officers or employees, in their capacity as such, or, to Seller’s  Knowledge, any agent or other Person acting on its behalf has since January 1, 2018 violated any provision of any applicable anti-corruption Law, including the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (the “FCPA”) and the Federal Law for the Prevention and Identification of Transactions with Illicit Resources and the Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurances that actions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with such Laws, and the Acquired Companies have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of such Laws will be prevented, detected and deterred. Since January 1, 2019, none of the Acquired Companies, nor any of their respective directors, officers, or employees, in their capacity as such, nor, to Seller’s Knowledge, any Person acting for, at the direction, or on behalf of any of them has, in violation of applicable Law: (i) made, paid or received any unlawful bribes, kickbacks or other similar payments; (ii) made or paid any contributions, directly or indirectly, to a domestic of foreign political party or candidate; (iii) otherwise made or paid any improper foreign payment (as defined under the FCPA) or (iv) have been or are designated on (or are acting for or owned or controlled by any party that has been or is designated on) any list of restricted parties maintained by any United States Governmental Entity.

(al)There are no anti-bribery or anti-corruption related Suits pending or, to Seller’s Knowledge, threatened against any Acquired Company by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity that would, individually or in the aggregate, reasonably be expected to be material to such Acquired Company.

(am)Each Acquired Companies is, and since January 1, 2019, has been, in material compliance with all applicable customs, import and export Laws in jurisdictions in which any Acquired Company does business or is otherwise subject to jurisdiction and Sanctions. There are no Sanctions-related, export-related or import-related Suits pending or, to Seller’s Knowledge, threatened against any Acquired Company or any officer or director thereof, in their capacity as such, by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity that would, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

(an)(i) No Acquired Company has, since January 1, 2019, engaged in, or is now engaging in, directly or, to Seller’s Knowledge, indirectly, any dealings or transactions in a Sanctioned Country or with a Sanctioned Person, and (ii) none of the Acquired Companies, or any shareholder, director, manager, officer or employee thereof is a Sanctioned Person.

3.1Security Breaches; Privacy and Security Requirements.

(ao)Since December 31, 2019, no Acquired Company has received any written notices or complaints from any Person regarding any material Security Breaches or material Security Incidents and no Acquired Company has experienced any material Security Breaches or material Security Incidents. Since December 31, 2019, no Acquired Company has received any written complaints, claims, demands, or notices of investigation, from any Person (including any Governmental Entity or self-regulatory authority or entity) regarding an Acquired Company’s Processing of Personal Information or compliance with applicable Privacy and Security Requirements. Each Acquired Company maintains systems and procedures reasonably intended to receive and respond to complaints regarding such Acquired Company’s Processing of Personal Information.

(ap)Since December 31, 2019, no Acquired Company has received any written notice or complaints from any Person regarding such Acquired Company’s compliance with applicable Privacy and Security Requirements. Each Acquired Company is, and since December 31, 2019, has been, in compliance in all material respects with all applicable Privacy and Security Requirements. Each Acquired

Company has made available to Buyer true, correct, and complete copies of all Privacy Policies and Privacy Contracts. Each Acquired Company has a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information and any other information of any Person that is Processed by or on behalf of such Acquired Company in connection with the use and/or operation of its products, services, and business.

(aq)Each Acquired Company has implemented reasonable physical, technical, and administrative safeguards designed to protect Personal Information in its possession or control from unauthorized access by any Person, including such Acquired Company’s employees and contractors, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

(ar)The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit any Acquired Company’s rights to own, use, or Process any Personal Information used in and necessary for the conduct of its business.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

Except as set forth in the Buyer Disclosure Schedules (which are attached to this Agreement and are identified by section numbers corresponding to each relevant section in this Article IV), Buyer hereby represents and warrants to Seller as follows:
4.1Existence and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of Iowa.

4.2Authorization. The execution, delivery, and performance by Buyer and Buyer Parent of this Agreement, each other Ancillary Document to which it is a party and the consummation and performance of the transactions contemplated hereby and thereby, (a) are within Buyer’s and Buyer Parent’s corporate powers and (b) have been duly authorized by all necessary corporate action on the part of Buyer and Buyer Parent.

4.3Enforceability. This Agreement and each other Ancillary Document to which it is a party has been duly executed and delivered by Buyer and Buyer Parent and constitutes a valid and legally binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

4.4Governmental Authorizations; Suits. Except as set forth on Schedule 4.4, no material consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity is required to be made or obtained by in connection with the execution, delivery and performance by Buyer of this Agreement, each other Ancillary Document to which it is a party or the consummation by Buyer of the transactions contemplated hereby, except for such consents or approvals the failure of which to obtain would not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement. There are no Suits pending or, to Buyer’s knowledge, threatened (a) against Buyer that would adversely affect Buyer’s ability to consummate the transactions contemplated hereby, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the consummation of the transactions contemplated by this Agreement.

4.5Noncontravention. The execution, delivery and performance by Buyer of this Agreement, each other Ancillary Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not (with or without notice or lapse of time, or both), (a) violate the Organizational Documents of Buyer, (b) violate any Law applicable to Buyer, or (c) constitute a default under, or give rise to termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled, under any Contract, agreement or other instrument binding upon Buyer, except for such violations, defaults or impositions that would not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.6Brokers. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.7Investment Representations. Buyer is acquiring the Shares for its own account and not with a view to distribution with the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. Buyer acknowledges that it is relying on its own investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Acquired Companies operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

4.8Solvency; Capacity to Close. Except for as forth on Schedule 4.8, Buyer has the unrestricted right, power, and authority to execute, deliver, and consummate this Agreement and the transactions contemplated hereby, and does not require the consent of any Person (including, without limitation, any board of directors, equityholders, or third party), other than such consents that have already been obtained. Buyer is solvent as of the date of this Agreement and, assuming (a) the accuracy of Seller’s representations and warranties set forth in this Agreement and (b) the satisfaction of the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement, Buyer and its Consolidated Group, on a consolidated basis, will, after giving effect to all of the transactions contemplated by this Agreement (including the Debt Financing and the payment of the aggregate amounts payable pursuant to 2.2 and the payment of all fees, costs and expenses to be paid by Buyer related to the transactions contemplated by this Agreement, including such fees, costs and expenses relating to the Debt Financing), upon the consummation of the transactions contemplated hereby, (w) not be insolvent as defined in Section 101 of Title 11 of the United States Code, (x) not be left with insufficient capital, (y) not have incurred debts beyond its ability to pay such debts as they mature and (z) not have impaired capital. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries (including Seller).

4.9Financing. As of the date of this Agreement, Buyer has delivered to Seller a true, correct and complete copy of the fully executed debt commitment letters from the institutions and other Persons party thereto (collectively, the “Lenders”), dated on or before the date hereof (including all exhibits, schedules, annexes and amendments thereto, as may be amended or modified in accordance with the terms hereof, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the Financing Sources have committed to, subject only to the terms thereof, lend the amounts set forth therein to Buyer for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”). As of the date of this Agreement, each of the Debt Commitment Letters in the form so delivered is in full force and effect and is a legal, valid and binding obligation of Buyer (with respect to the Debt Commitment Letters to which Buyer is a party) and, to Buyer’s knowledge, the other parties thereto, enforceable in accordance with their respective terms against Buyer and, to Buyer’s knowledge, the other parties thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law. As of the date of this Agreement, the Debt Commitment Letters have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither Buyer nor, to Buyer’s knowledge, any other counterparty thereto has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Debt Commitment Letters. As of the date of this Agreement, assuming (i) the accuracy of the representations and warranties of Seller set forth herein and (ii) the performance by Seller of its obligations hereunder, (x) to Buyer’s knowledge, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would reasonably be expected to result in any portion of the Debt Financing necessary to consummate the transactions contemplated hereby not being available on the Closing Date and (y) Buyer has no reason to believe that it will be unable to satisfy, on a timely basis, or obtain a waiver of, any condition to be satisfied by it that is within Buyer’s control contained in the Debt Commitment Letters on or prior to the Closing Date. As of the date of this Agreement, there are no (x) conditions precedent or other conditions related to the Debt Financing other than as set forth in the Debt Commitment Letters or (y) contracts, agreements, arrangements or understandings related to the Debt Financing to which Buyer is a party that would adversely affect the availability of the Debt Financing on the Closing Date. As of the date of this Agreement, Buyer has fully paid (or caused to be paid) any and all commitment fees or other fees or deposits required by the Debt Commitment Letters to be paid on or before the date of this Agreement. Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letters, (ii) the accuracy of the representations and warranties of Seller set forth herein and (iii) the performance by Seller of its obligations hereunder, the aggregate proceeds from the Debt Financing, together with available cash of Buyer, will be sufficient to provide Buyer with the funds necessary for Buyer to consummate the transactions contemplated hereby, including for Buyer to pay the aggregate amounts payable pursuant to Section 2.2 and the payment of all fees, costs and expenses to be paid (or caused to be paid) by Buyer related to the transactions contemplated by this Agreement, including such fees, costs and expenses relating to the Debt Financing.

Article V
COVENANTS

5.1Conduct of Business.
(as)From the date hereof until the Closing Date, except as (x) set forth on Schedule 5.1(a), (y) expressly contemplated by this Agreement or (z) Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the Acquired Companies shall carry on their business in the ordinary course consistent with past practice, and (ii) the Acquired Companies shall use their Commercially Reasonable Efforts to, (A) keep the employees of the Acquired Companies substantially intact and (B) maintain and preserve, in all material respects, the Acquired Companies’ relationships and good will with customers, suppliers and others having material business dealings with the Acquired Companies.
(at)From the date hereof until the Closing Date, except as (x) set forth on Schedule 5.1(b), (y) expressly contemplated by this Agreement or (z) Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not take any of the following actions:
(i)declare, set aside or pay any non-cash dividend or non-cash distribution or cash dividend or distribution of Restricted Cash, on any shares of its capital stock or other equity interests or purchase, redeem or repurchase any shares of its Equity Securities;
(ii)issue, sell, grant, pledge, transfer, dispose of or encumber any of its Equity Securities, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities;
(iii)split, combine, subdivide or reclassify any of its Equity Securities, or otherwise change its equity capital structure;
(iv)adopt any plan of merger, consolidation, reorganization or complete or partial liquidation, authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company, file a petition in bankruptcy under any bankruptcy Law on behalf of any Acquired Company or consent to the filing of any bankruptcy petition against any Acquired Company under any similar Law;
(v)make or authorize any change in any Organizational Document of any Acquired Company;
(vi)create, incur, issue, assume or guaranty, or forgive or cancel, any Indebtedness (A) in favor of any Acquired Company (other than making any advance of business expenses to employees or owner operators in the ordinary course of business consistent with past practices, or (B) as an obligation of any Acquired Company (other than any such Indebtedness taken into consideration in the Closing Statement);
(vii)acquire (by merger, consolidation or acquisition of stock or other equity interests or of assets) any Person or any business, division or material assets of any Person;
(viii)sell, lease, license, abandon, assign, transfer or otherwise dispose of, or pledge or otherwise encumber or subject (or allow to become subject) to any Lien (other than Permitted Liens), in any single transaction or series of transactions, any of the material assets, properties or rights of the Company (other than as permitted by Section 5.1(b)(xiii) below or with respect to Intellectual Property, which is the subject of Section 5.1(b)(xx));
(ix)grant any option to purchase any Rolling Stock or other material asset to any Person;
(x)enter into any new line of business or abandon or discontinue any existing line of business;
(xi)enter into any real property lease or purchase any real property;
(xii) (A) enter into any Related Party Transaction or any Contract that would constitute a Material Contract if entered into prior to the date of this Agreement or (B) amend, modify, voluntarily terminate or grant any material waiver under any Material Contract (provided that the Acquired Companies shall not be restricted from entering into a Material Contract with respect to the acceptance and delivery of equipment already ordered from manufacturers as of the date hereof) other than in the ordinary course of business consistent with past practices;
(xiii)settle or compromise any investigation, audit, Suit, claim or action against any Acquired Company, other than settlements (not involving equitable relief) where such settlement or compromise does not impose any material restrictions on the business or operations of any Acquired Company;
(xiv)commence any material Suit, claim or action other than for the routine collection of invoices;
(xv)fail to maintain books of account and records in the usual, regular, and ordinary manner and consistent with past practice;
(xvi)materially change its financial accounting methods, principles or policies, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, revenue recognition policies, billing and invoicing policies, or payment or collection policies or practices;
(xvii)(A) make any material increase in the base compensation, bonus, severance or other compensation or benefits of any of its directors, officers, service providers and Employees, except as required under any Plan or Benefit Program as in effect on the date of this Agreement, or (B) accelerate the vesting, lapse of restrictions, time of payment or funding of any payment or award to any current or former officer, employer, director, or service provider of any Acquired Company;
(xviii)(A) terminate the employment or services of any employee or service provider to any Acquired Company whose annual base salary is $100,000 or greater other than for “cause” (as determined in good faith by Seller in the ordinary course of business), (B) make any material change in the management structure of any Acquired Company, (C) hire any additional officers, with a base pay in excess of $100,000, other than entering into agreements to provide for at-will employment terminable by such Acquired Company in the ordinary course of business to fill open positions, or (D) at any time within the 90-day period prior to the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar state Law, affecting in whole or in part any site of employment, facility, operating unit or employee of any Acquired Company;
(xix)(A) adopt, terminate or amend, or enter into negotiations to amend or extend, any collective bargaining agreement, any agreement that would, if entered into, be a collective bargaining agreement or any other labor agreement, or (B) adopt, amend, increase the benefits under or terminate any Plan or Benefit Program or adopt or enter into any other employee benefit plan or arrangement that would be considered a Plan or Benefit Program if it were in existence on the date hereof, in each case, except for to the extent required by the terms of any Plan or Benefit Program as in effect as of the date hereof;
(xx)(A) sell, transfer, assign or otherwise dispose of, (B) allow to lapse, abandon, cancel, fail to renew or fail to continue to prosecute, protect or defend, (C) grant any  license or sublicense of any rights under or with respect to any material Intellectual Property, other than non-exclusive licenses of Intellectual Property granted to customers and service providers in the ordinary course of business consistent with past practice or (D) subject to any Lien (other than a Permitted Lien), any Owned Intellectual Property;
(xxi)terminate, let lapse or materially amend or modify any insurance policy maintained by any Acquired Company unless such policy is replaced by a reasonably comparable policy;
(xxii)make, change or rescind any material Tax election unless required by law, amend any Tax Return, surrender any material right or claim to a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Returns or claims for Taxes, enter into any closing agreements with respect to Taxes, settle or compromise any material claim, action, Suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes;
(xxiii)form a Subsidiary of any Acquired Company; or
(xxiv)enter into any Contract with respect to, or authorize, commit, or otherwise become obligated to take, any of the foregoing actions.
5.2Financing Cooperation. Prior to the Closing, the Acquired Companies shall, and shall cause their Representatives, Affiliates, and senior employees to use their Commercially Reasonable Efforts to cooperate in connection with the arrangement and closing of the Debt Financing as may be reasonably requested by Buyer and the Financing Sources. All non-public or other confidential information provided by Buyer or any Acquired Company pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Buyer will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective representatives) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to Buyer and of which Buyer is a beneficiary.

5.1Access to Information.

(au)Subject to the restrictions of any applicable Law or contractual undertaking and any applicable privileges (including attorney-client privilege), between the date of this Agreement and the Closing, Seller shall (i) give Buyer and its Representatives reasonable access to the Books and Records, work papers, offices and other facilities and properties of the Acquired Companies, (ii) permit Buyer to make such inspections and copies thereof as Buyer may reasonably request, and (iii) cause the officers of the Acquired Companies to furnish Buyer with such financial and operations data and other information with respect to the Acquired Companies as Buyer may reasonably request; provided, however, that any such investigation shall be conducted during normal business hours under the supervision of the applicable personnel of Seller or its Affiliates and not interfere unreasonably with the operations of the Acquired Companies and in such a manner as to maintain the confidentiality of any such aspects of this Agreement and the transactions contemplated by this Agreement as have not been publicly disclosed in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, without the prior written consent of Seller, Buyer and its counsel, environmental consultants, investment bankers, financial sources, lenders and other representatives shall not be permitted, prior to the Closing, to conduct any environmental assessments, studies, investigations, monitoring, or other inquiries pertaining to Environmental Laws and relating to the Real Property, including any Phase I environmental site assessment, Phase II environmental site assessment, or invasive sampling of soil, groundwater, air, any other environmental media, or building materials or equipment. Further, Buyer shall have no right of access to, and none of Seller or any of its Affiliates will have any obligation to provide, any information the disclosure of which would reasonably be expected to jeopardize any evidentiary privilege available to Seller or any of its Affiliates.
(q)All information furnished or provided by Seller, any Acquired Company, or any of their respective Affiliates or Representatives to Buyer or its Representatives (whether furnished before or after the date of this Agreement) shall be held subject to the Confidentiality Agreement through the Closing including, but not limited to, any such information provided to the Lenders.
(r)Following the Closing, Buyer agrees to make personnel of Buyer or its Affiliates available to Seller to the extent such access is reasonably necessary for Seller to comply with the terms of this Agreement, the Ancillary Documents, or any applicable Law or Order.
5.3Consents.
(av)Subject to Section 5.4(c), the Parties shall cooperate and use all Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof and to obtain all licenses, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary, as promptly as practicable, to consummate the transactions contemplated by this Agreement. Subject to (b), Seller will pay the necessary and documented out-of-pocket expenses, including routine legal fees and de minimis filing or processing fees, in connection with obtaining consents, approvals, authorizations, qualifications and orders required in connection with the Closing. Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby.
(aw)If not made prior to the date hereof, Seller and Buyer will make all initial filings and submissions required under the HSR Act and any applicable approval regime in Mexico (the “Competition Acts”) with respect to the transactions contemplated by this Agreement within five (5) Business Days following the date of this Agreement. Each of Seller and Buyer will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the Competition Acts. Buyer and Seller will each pay fifty percent (50%) of the filing fees under the HSR Act.
(ax)Seller and Buyer shall use their respective Commercially Reasonable Efforts to promptly obtain any clearance required under the Competition Acts for the consummation of the transactions contemplated by this Agreement and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request, including a pull-and-file procedure if suggested by the antitrust agency or if Seller and Buyer agree it is prudent; and an obligation to promptly comply with second request. Such obligation shall not require any action to be taken by or in respect of any Party or its Affiliates’ or Representatives to (i) consent to any divestiture or structural relief, (ii) agree to any material modification or waiver of the terms of this Agreement, (iii) litigate with or otherwise participate in any proceeding with any Governmental Entity in connection with obtaining any approval or consent pursuant to this Agreement, or (iv) take, or cause to be taken, any action in connection with the foregoing that is not conditioned upon consummation of the transactions contemplated by this Agreement, or (v) take any action or agree to any restriction on any action that reasonably could be expected to materially and adversely affect such Party.
(ay)Each of the Parties agrees to instruct its respective counsel to cooperate with each other and use Commercially Reasonable Efforts to facilitate and expedite the identification and resolution of any issues arising under the Competition Acts. Such Commercially Reasonable Efforts and cooperation include counsel’s undertaking (i) to promptly inform the other party’s counsel of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. No party shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate. Each of the Parties agrees that the Buyer and Seller will jointly determine and direct strategy and timing, of the antitrust clearance process; jointly plan and present all proceedings; and jointly coordinate all clearance activities subject to the limits of Section 5.4(c). If the Parties cannot agree on a joint antitrust clearance strategy, then each Party can terminate this Agreement without any penalty.
5.2Exclusivity. From the date of this Agreement through the Closing or the earlier termination of this Agreement, each of the Acquired Companies and Seller shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, solicit, encourage, initiate or participate in any negotiations or discussions with, or provide any confidential information to, or otherwise cooperate in any manner with, any Person or group of Persons (other than the Buyer and its Representatives) concerning any direct or indirect sale or other disposition of the Shares or the Equity Securities or all or any material portion of the assets or business of any Acquired Company to any Person other than Buyer.

5.3Public Announcements. Promptly following the execution of this Agreement and promptly following the Closing, each of Buyer and Seller shall issue a mutually agreeable press release and each of Buyer and Seller may engage in investor communications using mutually agreed investor materials (such press releases and materials collectively, the “Public Releases”) announcing the transactions contemplated by this Agreement. Other than the Public Releases, none of Buyer or Seller or any of their respective Affiliates shall issue any press release or make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party hereto, except for investor calls and meetings, public statements or announcements, in each case, that are consistent with (and do not disclose any information that is not otherwise set forth in) the Public Releases, and filings required by the rules and regulations of their respective securities regulations and exchanges.

5.4Related Party Arrangements. Seller and each Acquired Company, as applicable, shall (a) terminate or cause to be terminated each Related Party Arrangement (except for the Contracts and other business arrangements between Seller’s Affiliates and the Acquired Companies set forth on Schedule 5.7 (provided, that for the arrangements set forth on Schedule 5.7 that are not subject to a written Contract, the parties may amend the terms of such arrangement following the Closing to reflect arm’s-length terms, and if the parties are unable to agree on such terms, such arrangement may be terminated by either party upon sixty (60) days’ notice) and the Related Party Arrangements subject to the Transition Services Agreement) and (b) satisfy in full, cancel and terminate all intercompany accounts outstanding between any Acquired Company, on the one hand, and any of its pre-Closing Affiliates, on the other hand (except those intercompany accounts included in Net Working Capital), in each case, effective as of immediately prior to the Effective Time, without any further force or effect or survival of any provision thereunder and without any cost, expense, liability or obligation thereunder to the Acquired Companies or any of their post-Closing Affiliates, other than the payment of cash amounts prior to the Closing that result in a reduction to the Cash taken into account in calculating the Closing Purchase Price.

5.5Financing.

(az)Buyer shall use its Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to:
(xxv)comply with and maintain in effect the Debt Commitment Letters (provided that the Debt Commitment Letters may be amended, supplemented, modified, replaced or any condition, remedy or other provision thereunder waived as set forth in Section 5.8(b) below) and negotiate and enter into definitive financing agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letters (subject to any applicable “flex” provisions) or on the terms and conditions not materially less favorable to the Buyer in the aggregate (the “Financing Agreements”) so that the Financing Agreements are in effect as of the Closing;
(xxvi)satisfy on a timely basis, or obtain a waiver of, all conditions to the Debt Financing contemplated by the Debt Commitment Letters and Financing Agreements that are within Buyer’s control (including by paying (or causing to be paid) any commitment fees or other fees or deposits required by the Debt Commitment Letters or the Financing Agreements), other than any condition where the failure to be so satisfied is a direct result of the Seller’s or the Acquired Companies’ failure to furnish information to Buyer or otherwise comply with their respective obligations under this Agreement;
(xxvii)enforce its rights under the Debt Commitment Letters and Financing Agreements in the event of a breach by the Financing Sources under the Debt Commitment Letters or the Financing Agreements; and
(xxviii)in the event that all conditions in the Debt Commitment Letters have been satisfied, cause the Financing Sources to fund the Debt Financing no later than the Closing.
(ba)Buyer shall not agree to or permit any amendment, supplement, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Debt Commitment Letters or any Financing Agreement, without the prior written consent of Seller (such consent not to be unreasonably withheld, delayed or conditioned), but notwithstanding the foregoing, Buyer may (x) agree to amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, agents or similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement and (y) otherwise amend, supplement, modify, replace or waive any condition, remedy or other provision under the Debt Commitment Letters or any Financing Agreement if such amendment, supplement, modification, replacement or waiver would not reasonably be expected to (i) reduce the aggregate amount of the Debt Financing from that contemplated by the Debt Commitment Letters delivered as of the date hereof (unless, after such reduction, the representation and warranty set forth in the last sentence of Section 4.9 remains true and correct), (ii) prevent or materially delay or impair the ability or likelihood of Buyer to timely consummate the transactions contemplated by this Agreement or (iii) adversely impact the ability of Buyer to enforce its rights against the Lenders. Upon any such amendment, supplement, modification or replacement of, or waiver of, any financing commitment or Financing Agreement in accordance with this Section 5.8(b), Buyer shall, upon request by Seller, deliver a copy thereof and references herein to “Debt Commitment Letters” and “Financing Agreements” shall include and mean such documents as amended, supplemented, modified, replaced or waived in compliance with this Section 5.8(b) and references to “Debt Financing” shall include and mean the financing contemplated by the Debt Commitment Letters or Financing Agreements as amended, supplemented, modified, replaced or waived in compliance with this Section 5.8(b), as applicable.
(bb)In the event that all or any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letters or the Financing Agreements for any reason (other than as a result of a breach by Seller or of any representation, warranty or covenant contained in this Agreement) and such portion is required to consummate the transactions contemplated by this Agreement (but without limiting the obligations of Buyer in the penultimate sentence of Section 5.8(b) and in Section 5.8(a)(iii)), (i) Buyer shall promptly notify Seller (and in any event within three (3) Business Days thereafter) and (ii) Buyer shall use its Commercially Reasonable Efforts to obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing), and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with available cash of Buyer and any then-available Debt Financing pursuant to any then-existing Debt Commitment Letter, to consummate the transactions contemplated by this Agreement; provided, that Buyer shall not be required to seek or obtain Alternative Financing on terms and conditions that are materially less favorable, taken as a whole, to Buyer than those in the Debt Commitment Letters that such Alternative Financing and New Debt Commitment Letters (as defined below) would replace. Buyer shall deliver to Seller any new financing commitment letter (the “New Debt Commitment Letters”), including any associated engagement letter and redacted fee letter with respect to such Alternative Financing. In the event any Alternative Financing is obtained and any New Debt Commitment Letter is entered into in accordance with this Section 5.8(c), Buyer shall deliver a copy thereof to Seller and references herein to (A) “Debt Commitment Letters” shall be deemed to include and mean the Debt Commitment Letters to the extent not superseded by any New Debt Commitment Letter, as the case may be, at the time in question and any New Debt Commitment Letter to the extent then in effect and (B) “Debt Financing” shall include and mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the preceding clause (A).
(bc)Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable and documented and invoiced out-of-pocket costs and expenses incurred by Seller or the Acquired Companies, and their respective Representatives in connection with their respective obligations pursuant to Section 5.2. Buyer shall indemnify and hold harmless Seller, the Acquired Companies and their respective Affiliates, and its and their respective Affiliates’ Representatives, from and against any and all Losses suffered or incurred by any of them in connection with the Debt Financing or any Alternative Financing and any information utilized in connection therewith, other than (i) information provided by Seller and the Acquired Companies in connection with the arrangement of the Debt Financing and (ii) to the extent such Losses arose out of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, Seller, the Acquired Companies or any of their Affiliates or their or their respective Affiliates’ Representatives. Notwithstanding the foregoing, in no event shall Seller or any of the Acquired Companies be required to be bound to any liability, obligation, debt financing or pledging of any collateral prior to the Closing.
5.4Confidentiality. Seller and Seller Parent recognize and acknowledge that they have knowledge of confidential and proprietary information concerning the Acquired Companies and their business as of the Closing Date, including information relating to financial statements, clients, customers, potential clients or customers, Employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects or other proprietary information (“Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a breach of this Agreement by Seller or Seller Parent or which is required to be disclosed in any filing with the United States Securities and Exchange Commission. For the six (6) year period immediately following the Closing, Seller and Seller Parent will refrain, and will cause their Affiliates to refrain, from using or disclosing any of the Confidential Information except in connection with enforcing its rights, or defending any claim, under this Agreement. In the event that, during such period, Seller is requested or required by any Governmental Entity or by interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Party may disclose the Confidential Information so requested or required, provided that such Party will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.9.
5.1Indemnification of Directors and Officers.
(bd)From and after the Closing, Buyer will, and will cause the Acquired Companies to, indemnify and hold harmless each present and former director, manager, and officer of any of the Acquired Companies (collectively, the “Covered Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of or pertaining to matters existing or occurring on or prior to the Closing, whether asserted or claimed prior to, on, or after the Closing, to the fullest extent that the Acquired

Company would have been permitted under applicable Law and its organizational documents in effect on the date hereof to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, however, that the person to whom such expenses are advanced must provide an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction (which determination shall have become final) that such person is not entitled to indemnification. For a period of six (6) years after the Closing, Buyer shall cause the Acquired Companies to, maintain director and officer liability insurance which insurance shall provide coverage for the Covered Parties comparable to the policy or policies maintained by Seller and the Acquired Companies immediately prior to the Closing for the benefit of the Covered Parties. Buyer and Seller will each pay fifty percent (50%) of the premium for such policy.
(be)In the event Buyer or any Acquired Company (i) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.10.
5.5Tax Matters.
(bf)Seller shall pay all Tax liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to any Taxes of Seller or any member of Seller’s Consolidated Group (other than an Acquired Company) imposed upon Buyer by reason of Buyer or an Acquired Company being severally liable for such Taxes pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state or local Law (including, for the avoidance of doubt, any deferred payroll Taxes of the Acquired Companies outstanding as of the Closing Date, as the case may be), except for Taxes for which Buyer is responsible under this Agreement.
(bg)Buyer shall pay all Tax liabilities (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to any Taxes of Buyer for any post-closing period other than Taxes described in Section 5.11(a).
(bh)Without limiting the obligations set out in Section 5.11(a) and (b) above, to the extent not accounted for in the settlement of the Closing Statements, Seller will pay or cause to be paid on or before their respective due dates all Taxes due (except for those being contested in good faith), including those arising as a result of any assessment or reassessment thereof, by the Acquired Companies with respect to any Pre-Closing Tax Periods.
(bi)Preparation of Tax Returns.
(xxix)Seller shall prepare, or cause to be prepared, all Income Tax Returns for the Acquired Companies for all Tax periods ending on or before the Closing Date (each, a “Pre-Closing Tax Period”) with an initial due date after the Closing Date taking into account applicable extensions (each, a “Pre-Closing Income Tax Return”). Except as specifically provided herein, all Pre-Closing Income Tax Returns shall be prepared consistent with the past practice of the Acquired Companies. If any Pre-Closing Income Tax Return shows a net operating loss, the relevant Acquired Company shall carryback such net operating loss to previous Pre-Closing Tax Periods to the maximum extent permitted by applicable Law. At least thirty (30) days prior to the date on which any Pre-Closing Income Tax Return is required to be filed (taking into account any valid extensions), Seller shall submit such Pre-Closing Income Tax Return to Buyer for Buyer’s information.
(xxx)Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Income Tax Returns for the Acquired Companies for all Tax periods that begin on or before and end after the Closing Date (each such Tax period, a “Straddle Period” and each such Tax Return, a “Straddle Period Income Tax Return”). Except as specifically provided herein, all Straddle Period Income Tax Returns shall be prepared consistent with the past practice of the Acquired Companies. At least thirty (30) days prior to the date on which any Straddle Period Income Tax Return is required to be filed (taking into account any valid extensions), Buyer shall submit such Straddle Income Period Tax

Return and a pro forma Income Tax Return for the portion of the Straddle Period ending on the Effective Time (a “Pro Forma Return”), to Seller for Seller’s review. Seller shall provide written notice to Buyer of its disagreement with any items in such Straddle Period Income Tax Return or related Pro Forma Return within ten (10) Business Days of its receipt of such Straddle Period Income Tax Return or related Pro Forma Return, and if Seller fails to provide such notice, such Straddle Period Income Tax Return, and any related Pro Forma Return, shall become final and binding upon the parties hereto, and Buyer shall timely and properly file such Straddle Period Income Tax Return taking into account applicable extensions. If Buyer and Seller are unable to resolve any dispute regarding any Straddle Period Income Tax Return or related Pro Forma Return within five (5) days after Seller delivers such notice of disagreement, then the dispute will be finally and conclusively resolved by the Accountants in accordance with the dispute resolution procedure set forth in 5.5(d).
(xxxi)Allocation of Straddle Period Tax Liability. For all purposes under this Agreement (including, for the avoidance of doubt, the preparation of any Pro Forma Return), in the case of any Straddle Period, the portion of Taxes (or any Tax refund or amount credited against any Tax) that are allocable to the portion of the Straddle Period ending at the Effective Time will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, payroll, gross receipts or sales or use, deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the day immediately prior to the Effective Time and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Acquired Companies terminated at the end of the Effective Time. Any Transaction Deductions shall be reflected in the portion of any Straddle Period ending at the end of the Effective Time, to the extent consistent with applicable Tax Law if such date had been the Closing Date and the end of a Tax year.
(bj)Tax Refunds.
(i)Any Tax refunds that are received (or, in the case of a Straddle Period, that would have been received if the Straddle Period ended at the end of the day immediately prior to the Effective Time) by Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Acquired Companies), and any amounts credited against any Tax to which Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Acquired Companies) become entitled, that relate to any Pre-Closing Tax Period (or the portion of any Straddle Period ending on the Effective Time) shall be for the account of Seller, and Buyer shall pay over to Seller, as additional purchase price for the Shares, any such refund or the amount of any such credit, net of any applicable Taxes or other costs or expenses (but not net of any taxes that could have been avoided by turning over the entire refund or credit), within fifteen (15) days after receipt or entitlement thereto. At Seller’s written request, Buyer shall timely and properly prepare, or cause to be prepared (in a manner consistent with Section 5.11(d), and at Seller’s sole cost and expense) and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain any available Tax refunds from any Pre-Closing Tax Period; provided, however, that Buyer may decline to permit such claim if Buyer reasonably determines that such claim could reasonably be expected to have an adverse effect on Buyer, the Acquired Companies or their respective Affiliates going forward (other than the adverse effect of losing the refund or the tax benefit associated therewith for itself). If any such refund is subsequently disallowed by the relevant Taxing Authority, Seller shall promptly make a reconciling payment to Buyer.
(ii)Any Tax refunds that are received by Seller or any of its Affiliates, and any amounts credited against any Tax to which Seller or any of its Affiliates become entitled, that relate to any Post-Closing Tax Period (or the portion of any Straddle Period ending after the Effective Time) shall be for the account of Buyer, and Seller shall pay over to Buyer any such refund or the amount of any such credit, net of any applicable Taxes or other costs or expenses (but not net of any taxes that could have been avoided by turning over the entire refund or credit), within fifteen (15) days after receipt or entitlement thereto. At Buyer’s written request, Seller shall timely and properly prepare, or cause to be prepared (in a manner consistent with Section 5.11(d), and at Buyer’s sole cost and expense) and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain any available Tax refunds from any Post-Closing Tax Period; provided, however, that Seller may decline to permit such claim if Seller reasonably determines that such claim could reasonably be expected to have an adverse effect on Seller or its respective Affiliates going forward (other than the adverse effect of losing the refund or the tax benefit associated therewith for itself). If any such refund is subsequently disallowed by the relevant Taxing Authority, Buyer shall promptly make a reconciling payment to Seller.
(bk)Transaction Deductions. Seller shall be entitled to all Transaction Deductions to the extent permitted by applicable Law.
(bl)Agreed Tax Treatment. Buyer shall be a “C corporation” for purposes of the Code. Buyer shall cause each Acquired Company eligible to do so to (i) join Buyer’s Consolidated Group effective as of the beginning of the Closing Date, (ii) to the extent permitted by applicable Law, treat the day immediately preceding the Effective Time as the last date of a Tax period of such Acquired Companies, and (iii) Seller shall be responsible for any Tax due as a result of the transfer of the membership units of CFI Logistics out of the Company, including, for the avoidance of doubt, all Transfer Taxes resulting from such transfer and (iv) all payments made to certain employees of the Company as a consequence of this Agreement that are accrued on the Closing Statement, including short term and long term incentive plan shall be deemed to have been made prior to the Effective Date (the “Agreed Tax Treatment”). Each Party hereto shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith.
(bm)Post-Closing Tax Covenants. Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Acquired Companies) to, (i) except upon Seller’s written request pursuant to Section 5.11(e), file, re-file, supplement, or amend any Tax Return of any Acquired Company for any Pre-Closing Tax Period, (ii) voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of any Acquired Company that were originally due on or before the Effective Time, (iii) take any action relating to Taxes or that could create a Tax liability on the Closing Date (other than as expressly contemplated by this Agreement) that is outside the ordinary course of business, (iv) except pursuant to Sections 5.11(d)(i) or (m) or upon Seller’s written request pursuant to Section 5.11(e), carryback any net operating losses to a Tax period (or portion thereof) ending on or before the Effective Time, or (v) make a Tax election for the Acquired Companies effective on or before the Effective Time.
(bn)Transfer Taxes. Each of Buyer and Seller shall pay one-half of all Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement (except as provided in subsection (g) above), and Buyer shall file all necessary documentation and Tax Returns with respect to such Transfer Tax.
(bo)Tax Notices. Notwithstanding any other provision hereof, if after the Closing Date, either Buyer or Seller or any of its Affiliates (a “Tax Notice Recipient”) receives any notice, letter, correspondence or claim from any Taxing Authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax liability for which the other Party is obligated to pay pursuant to Section 5.11(a) or (b) (the “Tax Payor”), the Tax Notice Recipient shall promptly deliver such Tax Notice to the Tax Payor; and provided further that the failure of the Tax Notice Recipient to provide the Tax Notice to the Tax Payor shall not affect the obligation of the Tax Payor pursuant to Section 5.11(a) or (b), except to the extent that the Tax Payor is materially prejudiced by the Tax Notice Recipient’s failure to deliver such Tax Notice. Both Seller and Buyer shall have the right to handle, defend, conduct and control, at its own expense, any Tax audit, or other administrative or judicial proceeding that relates to such Tax Notice (a “Tax Claim”) applicable to an Acquired Company. The Party controlling such Tax Claim (i) shall notify the other Party of any material development, provide the other Party with copies of all material notices and keep the other Party reasonably informed as to the conduct of proceedings in connection with any such Tax Claim, (ii) permit the other Party, at its sole cost and expense, to participate in any proceeding with respect to such Tax Claim (other than a proceeding with respect to a Consolidated Group of the Party controlling such Tax Claim), and (iii) shall have the right to compromise or settle any such Tax Claim, subject, in the case of a compromise or settlement that could reasonably be expected to adversely affect the other Party, to such Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that such consent shall not be required if the Party controlling such Tax audit or proceeding agrees to indemnify the other Party for any liabilities for Taxes resulting from such compromise or settlement. If the Tax Payor fails within a reasonable time after notice to defend any such Tax Notice or the resulting audit or administrative or judicial proceeding as provided herein, with respect to the Seller Consolidated Group, a Pre-Closing Tax Period or a Straddle Period, the Tax Payor shall be bound by the results obtained by the Tax Notice Recipient in connection therewith.
(bp)Standalone Taxes. Both Seller and Buyer shall handle, defend, conduct and control Tax audits or administrative or judicial proceedings of any member of the Seller Consolidated Group and the Buyer Consolidated Group, respectively in respect to Standalone Taxes.
(bq)Audits. Seller shall allow Buyer and its counsel, at Buyer’s expenses, to participate in any audit of Seller’s consolidated federal income Tax Returns to the extent that any proposed adjustments relate to any Acquired Company. Seller shall not settle any such audit in a manner that would adversely affect any Acquired Company after the Closing Date without the prior written consent of Buyer, unless such settlement would be reasonable in the case of a Person that owned the Acquired Companies both before and after the Closing Date.
(br)Prior Ownership Change. To the extent there is a net operating loss carryforward, Seller shall file a timely election under Section 1.1502-95(f) of the Treasury Regulations to apportion Seller’s annual consolidated Code Section 382 limitation from its acquisition of TRI to the Acquired Companies. At Seller’s request, Buyer shall cause any of the Acquired Companies to join with Seller in making any election required under Section 1.1502-95(f) of the Treasury Regulations.
(bs)Cooperation. Each of Buyer, Buyer Parent, each Acquired Company, Seller, and Seller Parent will cooperate, as and to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to this Section 5.11 and any audit, litigation, inquiry, investigation, claim, or other proceeding (including, without limitation, those listed on Schedule 3.20) with respect to Taxes imposed on or with respect to the assets, operations or activities of any Acquired Company for any Pre-Closing Tax Period.
5.6Buyer Release and Waiver.
(bt)Except for any liability, undertaking, covenant, debt or obligation under this Agreement or any of the Ancillary Documents, effective upon the Closing, Buyer and its Subsidiaries (including the Acquired Companies), Affiliates, predecessors, successors, assigns, and other Persons that have or could potentially derive rights through them (collectively, the “Buyer Releasing Parties”) hereby irrevocably waive, release and discharge Seller and each of its Affiliates, and its or their officers, directors, employees, partners, members, managers, owners, agents, representatives, heirs, beneficiaries, executors, trustees, administrators, successors and assigns (collectively, the “Seller Released Persons”) from any and all liabilities, debts or obligations to the Buyer Releasing Parties of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, relating to indemnification obligations Seller, Seller Parent or its Affiliates (other than the Acquired Companies) to officers, directors, or employees of the Acquired Companies. Effective upon the Closing, each of the Buyer Releasing Parties hereby expressly waives and releases any rights and benefits which such Buyer Releasing Party has or may have under any law or rule of any jurisdiction pertaining to the matters released herein and expressly waives and releases any and all rights and benefits conferred upon such Buyer Releasing Party by the provisions of any Law which provides that a general release does not extend to claims which the Buyer Releasing Party does not know or suspect to exist at the time of its release and which if known would have materially affected its release of the Seller Released Persons.
(bu)Effective upon the Closing, Buyer, for itself and the other Buyer Releasing Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any action or proceeding of any kind against any Seller Released Person, based on any matter purported to be released hereby.
5.6Seller Release and Waiver.

(bv)Except for any liability, undertaking, covenant, debt or obligation under this Agreement or any of the Ancillary Documents, effective upon Closing, Seller on behalf of its past,

present or future Affiliates, predecessors, successors, assigns, and other Persons that have or could potentially derive rights through them (collectively, the “Seller Releasing Parties”) hereby irrevocably waive, release and discharge Buyer and each of its Affiliates and its or their officers, directors, employees, partners, members, managers, owners, agents, representatives, heirs, beneficiaries, executors, trustees, administrators, successors and assigns (collectively, the “Buyer Released Persons”) from any and all liabilities, debts or obligations to the Seller Releasing Parties of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, relating to Seller’s ownership of the Acquired Companies arising from any act or omission prior to the Closing. Effective upon the Closing, each of the Seller Releasing Parties hereby expressly waives and releases any rights and benefits which such Seller Releasing Party has or may have under any law or rule of any jurisdiction pertaining to the matters released herein and expressly waives and releases any and all rights and benefits conferred upon such Seller Releasing Party by the provisions of any Law which provides that a general release does not extend to claims which the Seller Releasing Party does not know or suspect to exist at the time of its release and which if known would have materially affected its release of the Buyer Released Persons.
(bw)Effective upon the Closing, Seller, for itself and the other Seller Releasing Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any action or proceeding of any kind against any Buyer Released Person, based on any matter purported to be released hereby.
5.2No Additional Representations. Buyer acknowledges and agrees that none of Seller, the Acquired Companies, any of their Affiliates or any Representatives of any of the foregoing (a) has made or will be deemed to have made (and Buyer and its Affiliates have not relied on) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Acquired Companies or their businesses or assets, or the transactions contemplated hereby except as expressly set forth in Article III and qualified by the Seller Disclosure Schedules or (b) will have or be subject to any liability or obligation to Buyer or any other Person resulting from the distribution to Buyer or any of its Affiliates, or Buyer’s or any of its Affiliates’ use of, any such information, including the Confidential Information Package prepared by J.P. Morgan and any information, document or material made available to Buyer or its Affiliates or any of their Representatives in certain “data rooms” and online “data sites,” management presentations or any other form in connection with the transactions contemplated by this Agreement or otherwise (except to the extent any such information, document, or material is expressly cross-referenced in the Seller Disclosure Schedules). In connection with Buyer’s and its Affiliates’ investigation of the Acquired Companies, Buyer and its Affiliates have received from or on behalf of the Acquired Companies certain projections, including projected statements of operating revenues and income from operations of the Acquired Companies and certain business plan information of the Acquired Companies. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer and its Affiliates are familiar with such uncertainties, that Buyer and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer and its Affiliates shall have no claim against Seller, the Acquired Companies, any of their Affiliates or any Representatives of any of the foregoing with respect thereto. For the avoidance of doubt, the delivery of any information pursuant to Section 5.2 and 5.3 shall not be deemed to (a) constitute any additional representations and warranties of Seller, or (b) be subject to the specific representations and warranties contained in Section 3.7.
5.7Employees; Plans and Benefit Programs.

(bx)At or prior to Closing, Seller and Seller Parent will cause the employment of the Retained Employees to be transferred to an Affiliate of Seller (other than any Acquired Company) and the employment of the Transferred Employees to be transferred to any of the Acquired Companies domiciled in the United States, in each case as of the Effective Time. The employees of the Acquired Companies after giving effect to such actions are referred to as the (“Covered Employees”). After the Closing, Buyer shall initially cause the Acquired Companies to employ each Covered Employee, whether salaried or hourly (including each such Covered Employee who is absent due to vacation, holiday, illness, leave of absence, short-term disability, and long-term disability). Nothing in this Section 5.15 shall be interpreted as requiring any Acquired Company to continue to employ any particular Covered Employee for any specified period of time.
(by)Subject to the terms and conditions of the Transition Services Agreement, from the Closing Date through December 31, 2022, Seller will maintain, the Seller Welfare Plans in existence on the Closing Date to cover the Covered Employees. The “Seller Welfare Plans” for purposes of this Agreement are the following plans or programs: medical; prescription drug; dental; vision; healthcare flexible spending account; dependent care flexible spending account; health reimbursement account; life and AD&D Insurance; short- and long-term disability insurance; employee assistance program; wellness program; group legal services; hospital indemnity, accident, and critical illness insurance; commuter benefits; identify theft protection; auto and home insurance; pet insurance; and Section 125 cafeteria plan. To the extent applicable and permissible under the respective Plans and Benefit Programs and Law, Buyer will use its Commercially Reasonable Efforts to cause any Plans and Benefit Programs to the Covered Employees following the Closing Date, to (i) credit all service of the Covered Employees prior to the Closing Date for all eligibility and vesting purposes and for purposes of vacation, sick pay and other paid time off accruals and severance benefit determinations to the same extent as would have been recognized under the corresponding Plan or Benefit Program immediately prior to the Closing Date, except to the extent that such a credit would result in the duplication of benefits, (ii) at Closing, offer Covered Employees salary or wage compensation consistent with their salary or wage compensation prior to Closing and other compensation and benefits not less favorable than those of similarly situated employees of Buyer; and (iii) assume, honor and be solely responsible for paying, providing or satisfying when due all vacation, sick pay and other paid time off for Covered Employees accrued but unused as of the Closing Date, on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing Date (for purposes of clarity, no payout of any vacation, sick pay or other paid time off shall be made in connection with the Closing unless otherwise required by the applicable terms and conditions in effect immediately prior to the Closing Date).
(bz)401(k) Transition. Subject to the terms and conditions of the Transition Services Agreement:
(i)     Transition Period.
General. Seller agrees to maintain and administer the TForce Holdings USA, Inc. 401(k) Plan (the “Seller 401(k) Plan”) during the period commencing on the Closing Date and ending at 11:59 PM EST on December 31, 2022 (or such earlier date as the Parties agree to terminate such period) (the “401(k) Transition Period”), Seller will permit (A) the Covered Employees who were participants in the Seller 401(k) Plan prior to the Closing Date to continue to participate in such plan, (B) the employees of the Acquired Company who become eligible to participate (assuming for purposes of determining such eligibility that employment with Buyer and its Affiliates is treated as employment with Seller and its Affiliates) in the Seller 401(k) Plan during the 401(k) Transition Period to commence participation in such plan and (C) the employees hired by the Acquired Companies after the Closing Date who become eligible (assuming for purposes of determining such eligibility that employment with Buyer and its Affiliates is treated as employment with Seller and its Affiliates) to participate in the Seller 401(k) Plan during the 401(k) Transition Period to commence participation in such plan (the employees referred to in clauses (A), (B) and (C) are hereinafter referred to as the “401(k) Plan Transition Employees”), in accordance with the terms of the Seller 401(k) Plan and on the terms set forth in this Section 1(a). Prior to the Closing Date, the Parties shall take all actions required or appropriate to effectuate the participation of the 401(k) Plan Transition Employees in the Seller 401(k) Plan during 401(k) Transition Period. During the 401(k) Transition Period, Buyer shall provide, or cause to be provided, to the Seller or the recordkeeper or trustee of the Seller 401(k) Plan all information required to administer and operate the Seller 401(k) Plan with respect to the participation of the 401(k) Plan Transition Employees, including without limitation, providing (to the extent applicable) information with respect to such employees’ contribution and investment elections, providing payroll information and paying (or reimbursing) cash contributions (employee and employer contributions) directly to the Seller 401(k) Plan and its recordkeeper(s) or trustee, as applicable, to effect such participation, and shall ensure that all participant and employer contributions are remitted promptly to such plan (or its trustee, as applicable), it being understood that Buyer is solely responsible for all employee and employer contributions in respect of such participation.
Reimbursement of Expenses. No later than 10 days after the date on which any invoice (a “401(k) Cost Invoice”) from Seller or the recordkeeper of the Seller 401(k) Plan is received by Buyer, Buyer shall reimburse Seller for any reasonable fees, costs and expenses actually incurred by Seller and its Affiliates in connection with the continued administration and operation by Seller of the Seller 401(k) Plan with respect to the 401(k) Plan Transition Employees, including, without limitation, any per participant fee charged by the recordkeeper for each participating 401(k) Plan Transition Employee during the 401(k) Transition Period (to the extent such fee is not paid by participants) and any direct or indirect incremental costs associated with the fact that the 401(k) Plan Transition Employees are entitled to participate during the 401(k) Transition Period as well as any other fees that may be provided for, without duplication, in the Transition Services Agreement. Seller and the recordkeeper of the Seller 401(k) Plan shall submit 401(k) Cost Invoices to Buyer on no more frequent a basis than one per month. Unless Buyer notifies Seller in writing within 15 days following receipt of a 401(k) Cost Invoice of any objection with respect thereto, such 401(k) Cost Invoice shall become final and binding on the Parties. Any objections or disputes with respect to a 401(k) Cost Invoice shall be resolved between the Parties (and to the extent necessary an outside independent consultant or accountant) within 15 days following the objection, unless the Parties consent to a longer period (but in the event of any such dispute, Buyer shall as an initial matter make payment in accordance with the invoice, subject to resolution of such dispute). Buyer and its Affiliates shall cooperate with Seller in making all filings or reports required under the Code or ERISA, including, without limitation, the Form 5500 for the 2022 plan year, and in distributing any employee communications or materials to the 401(k) Plan Transition Employees.

(xxxii)Spin-Off of Plan for Buyer.
As soon as practicable after the Closing Date but in no event later than the conclusion of the 401(k) Transition Period, Seller shall spin-off (within the meaning of Treasury Regulation Section 1.414(l)-1) the portion of the Seller 401(k) Plan covering the 401(k) Plan Transition Employees to create a separate qualified defined contribution 401(k) plan that satisfies the requirements of Section 401(a) of the Code, to be maintained by Buyer or an Affiliate of Buyer and having terms to be specified by Buyer (the “Buyer Savings Plan”), and a trust relating to such plan that is exempt under Section 501(a) of the Code (the “Buyer Savings Plan Trust”). As soon as practicable following the conclusion of the 401(k) Transition Period, and subject to (i) the Buyer Savings Plan being a Fidelity pre-approved plan, and (ii) the expiration of the 30-day period following the filing of any required Forms 5310-A with the Internal Revenue Service by the plan administrator of the Seller 401(k) Plan and/or the Buyer Savings Plan (which, to the extent required by applicable law, shall be filed as soon as practicable following the Closing Date), Seller and Buyer shall, or shall cause their applicable Affiliates to, take all action required or appropriate to spin-off the portion of the Seller 401(k) Plan covering the 401(k) Plan Transition Employees to create the Buyer Savings Plan, including the transfer (the “401(k) Plan Transfer”) to the Buyer Savings Plan of the account balances and liabilities under the Seller 401(k) Plan of the 401(k) Plan Transition Employees. Such transfers shall be made in in kind to the extent practicable.

(ca)Welfare Plan Transition. Subject to the terms and conditions of the Transition Services Agreement:
(iii)General.
During the period commencing on the Closing Date and ending at 11:59 PM EST on December 31, 2022 (or such earlier date as the Parties agree to terminate such period) (the “Welfare Plan Transition Period”), Seller will permit (i) the Covered Employees who participated in the plans listed below (the “Seller Welfare Plans”) prior to the Closing Date to continue to so participate in the Seller Welfare Plans, (ii) the Covered Employees who become eligible to participate (assuming for purposes of determining such eligibility that employment with Buyer and its Affiliates is treated as employment with Seller and its Affiliates) in the Seller Welfare Plans during the Welfare Plan Transition Period to commence participation in such plans and (iii) the employees hired by the Acquired Companies after the Closing Date who become eligible (assuming for purposes of determining such eligibility that employment with Buyer and its Affiliates is treated as employment with Seller and its Affiliates) to participate in the Seller Welfare Plans during the Welfare Plan Transition Period to commence participation in such plan (the employees referred to in clauses (i), (ii) and (iii) are hereinafter referred to as the “Welfare Plan Transition Employees”), in accordance with terms of such plans as in effect from time to time. The Seller Welfare Plans for purposes of this Transition Services Agreement are the following plans or programs: medical; prescription drug; dental; vision; healthcare flexible spending account; dependent care flexible spending account; health reimbursement account; life and AD&D Insurance; short- and long-term disability insurance; employee assistance program; wellness program; group legal services; hospital indemnity, accident, and critical illness insurance; commuter benefits; identify theft protection; auto and home insurance; pet insurance; and Section 125 cafeteria plan. Prior to the Closing Date, the Parties shall have taken all actions required or appropriate (including, without limitation, any amendments of any Seller Welfare Plan and the approval by the authorized board or committee (or authorized officer) of Buyer of the participation by Buyer and its Affiliates that employ Welfare Plan Transition Employees as participating employers in the Seller Welfare Plans during the Welfare Plan Transition Period) to effectuate the participation of the Welfare Plan Transition Employees in the Seller Welfare Plans during the Welfare Plan Transition Period in accordance with this Section 2(a).
(ii) Reimbursement of Costs.
Buyer will reimburse Seller and its Affiliates for the costs associated with the continued coverage of the Welfare Plan Transition Employees during the Transition Period pursuant to the following:
(A)    With respect to any such Seller Welfare Plans that are fully-insured plans, Buyer shall reimburse Seller and its Affiliates for the premiums for coverage of the Welfare Plan Transition Employees during the Welfare Plan Transition Period, less the sum of the premiums for such coverage paid by the Welfare Plan Transition Employees with respect to such period.
(B)    With respect to any Seller Welfare Plans that are self-funded plans, Buyer shall reimburse Seller and its Affiliates an amount equal to the COBRA premiums for coverage of the Welfare Plan Transition Employees during the Welfare Plan Transition Period, less the sum of the premiums for such coverage paid by the Welfare Plan Transition Employees with respect to such period coverage; and, to the extent the aggregate amount of any reimbursements and administrative costs paid under such self funded Seller Welfare Plans with respect to claims incurred by the Welfare Plan Transition Employees during the Welfare Plan Transition Period exceeds the aggregate amount of contributions received from the Welfare Plan Transition Employees and Buyer with respect to such period, Buyer shall reimburse to Seller such excess.
(C) Any other fees that may be provided for, without duplication, in the Transition Services Agreement
During and/or following the conclusion of the Welfare Plan Transition Period, Seller shall prepare one or more invoices setting forth the actual reimbursable costs incurred in providing continued coverage under the Seller Welfare Plans to the Welfare Plan Transition Employees (including supporting documentation in reasonable detail) (each, a “Welfare Cost Invoice”). Within 15 days of receipt of a Welfare Cost Invoice, Buyer shall pay Seller the amount reflected on such invoice. Unless Buyer notifies Seller in writing within 15 days of receipt of a Welfare Cost Invoice of any objection with respect thereto, the Welfare Cost Invoice shall become final and binding on the Parties. Seller shall have the right to submit a Welfare Cost Invoice to Buyer with respect to the Welfare Plan Transition Period at any time within the 13-month period following the end of the Welfare Plan Transition Period. Any objections or disputes with respect to a Welfare Cost Invoice shall be resolved between the Parties (and to the extent necessary an outside independent consultant or accountant) within 15 days following the objection, unless the Parties consent to a longer period (but in the event of any such dispute, Buyer shall still initially make the payment shown on the disputed Welfare Cost Invoice, subject to resolution of such dispute).
(iii) Establishment of Buyer Health and Welfare Plans.
For avoidance of doubt, the Covered Employees will not participate in the Seller Welfare Plans after the Welfare Plan Transition Period. Effective no later than the end of the Welfare Plan Transition Period, Buyer shall have established health and welfare plans for the benefit of Covered Employees.
(iv) COBRA.
At the conclusion of the Welfare Plan Transition Period, Buyer shall be responsible for, and shall assume all liability with respect to, providing the notices and making available the health care continuation coverage as required by COBRA for all of the Acquired Company Employees and their respective covered dependents whose qualifying events (as defined in Code Section 4980B) occur on or after the Closing Date; provided, that COBRA coverage required during the Welfare Transition Period shall be made available under the Seller Welfare Plans and Seller shall provide to Buyer any information Buyer does not have that must be included in the COBRA notices to be provided during the Welfare Plan Transition Period, such as the cost of COBRA coverage.
(cb)Immediately prior to the Closing Date, Seller or its Affiliates will provide each Covered Employee with the vesting of any award or benefit in compliance with the applicable terms and conditions of any long-term Benefit Program.
(cc)With respect to all Covered Employees who are participants in the TForce Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), Seller shall retain the liability to make payments to such Covered Employees, provided that Seller shall terminate and liquidate such Covered Employees’ interests in the Deferred Compensation Plan in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) by taking irrevocable action within thirty (30) days before or twelve (12) months after the Closing Date.
(cd)Sufficient amounts in accordance with IFRS for (i) unused vacation days for Covered Employees, (ii) annual bonus award expected to be earned by Covered Employees, prorated through the Closing Date, (iii) the awards and benefits referenced in Section 5.15(c) above, and (iv) the other obligations assumed by Buyer under Section 5.15(b)(v) above, shall be accrued for as of the

Effective Time in the Closing Statements. Buyer will ensure that the annual bonuses are paid to the participants in the amounts earned under the applicable plan not later than March 1, 2023.
5.7Retained Claims.
(ce)Seller or one or more of its Affiliates (other than any of the Acquired Companies), as applicable, will be responsible for and retain all liabilities of the Acquired Companies to the extent arising out of claims (whether made before or after the Closing Date) for (i) events or circumstances covered by workers’ compensation (“Workers’ Compensation Claims”), (ii) bodily injury, medical expenses, property damage, and other liabilities arising out of vehicle accidents (“Auto Liability Claims”), and (iii) any Tax claims for the period up to the Closing Date resulting from the audits listed in Schedule 3.20, in each case, to the extent the original underlying incident, event, or circumstance giving rise to such claim occurred prior to the Closing Date (collectively, “Retained Claims”).
(cf)Buyer will be responsible for all liabilities of the Acquired Companies arising out of Workers’ Compensation Claims and Auto Liability Claims, in each case, to the extent the original underlying incident, event, or circumstance giving rise to such claim occurs on or after the Closing Date.
(cg)Following the Closing, with respect to (i) any vehicle of an Acquired Company subject to a litigation hold as of the Closing arising out of or relating to an Auto Liability Claim, or (ii) any vehicle of an Acquired Company that becomes subject to a litigation hold following the Closing arising out of or relating to an Auto Liability Claim (to the extent the underlying incident that is the cause of the Auto Liability Claim occurred prior to the Closing Date), Buyer shall, and shall cause its Affiliates (including the Acquired Companies) to, maintain each such litigation hold until Seller provides written notice to Buyer that a litigation hold on a vehicle can be released; it being understood that Seller will reasonably promptly notify Buyer in writing following the collective determination by Seller’s applicable claims administrator and defense counsel that any such litigation hold on a vehicle may be released.
(ch)At or promptly following the Closing, the applicable Acquired Company will assign to Seller, and Seller shall assume, all rights to, and all obligations and labilities under, and shall have full control over the conduct of, any matters or Suits to the extent arising out of or relating to the Retained Claims as to which an Acquired Company is a named party or otherwise may have liability. Following the Closing, Seller shall keep Buyer reasonably apprised of any updates pertaining to the Retained Claims and may settle each Retained Claim on terms and conditions deemed appropriate in the reasonable discretion of Seller; provided, that, notwithstanding the foregoing, Seller shall not settle, compromise or consent to the entry of judgement with respect to any Retained Claim unless such settlement, compromise or consent (i) includes an unconditional release of the applicable Acquired Company and each of its Affiliates and such Person’s officers, directors, employees and Affiliates from any and all liabilities arising out of such Retained Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability by or on behalf of any Acquired Company or any of its Affiliates or such Person’s officers, directors, employees, agents or Affiliates, and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with any business of any Acquired Company or any of its Affiliates.
(ci)Following the Closing, Seller shall use its best efforts to assume all rights to, and all obligations and liabilities under, each Retained Claim, including by cooperating with Buyer and the Acquired Companies and to provide representation to the Acquired Companies as necessary and fully manage such Retained Claims on behalf of the Acquired Companies (“Retained Claim Representation”). Without limiting the generality of the foregoing, each of Seller and Buyer shall, subject to attorney-client privilege, promptly notify the other of the receipt and content of any oral or written communication, inquiries or requests for additional information it receives with respect from the applicable court or any other named party in such Retained Claim with respect to any Retained Claim Representation and will promptly: (i) cooperate in all respects with the other in connection with any Retained Claim Representation and any inquiry related thereto; (ii) permit the other to review in advance and incorporate the other’s reasonable comments in any motion, filing or other communication submitted by it to the applicable court with respect to any Retained Claim Representation; (iii) not participate or agree to participate in any meeting or telephone call or discussion with the applicable court or other parties named in the applicable Retained Claim in respect of any Retained Claim Representation, unless it consults with the other in advance and gives the other or its counsel the opportunity to attend and participate in such meeting or telephone call or discussion; and (iv) act in good faith and reasonably cooperate with the other in connection with any Retained Claim Representation and in connection with resolving any inquiry of the applicable court and other parties with respect to the applicable Retained Claim.
5.8Seller and Seller Parent Restrictive Covenants. In consideration for Buyer’s acquisition of the Acquired Companies and the transfer of the goodwill associated therewith, to protect the goodwill obtained by Buyer and transferred by Seller as a result of the transactions contemplated hereby, to satisfy certain conditions to the consummation of the transactions contemplated hereby, and as a material inducement and express incentive for Buyer to enter into this Agreement, Seller and Seller Parent hereby expressly agree to the provisions of this Section 5.17.

(a)Seller and Seller Parent covenant and agree that, during the Restricted Period, Seller and Seller Parent shall not, and shall cause their Affiliates not to, without the prior written consent of Buyer, directly or indirectly, engage in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing or control of (i) any Non-Dedicated Truckload Services or (ii) any business competitive with the business of CFI Logistica, S.A. de C.V., as conducted during the twelve (12) months prior to the Closing Date.

(b)Seller and Seller Parent covenant and agree that, during the Restricted Period, Seller and Seller Parent shall not, and shall cause their Affiliates not to, without the prior written consent of Buyer, directly or indirectly, cause, solicit, induce or encourage to leave the employment or engagement of any of the Acquired Companies or their Subsidiaries, or their post-Closing Affiliates, or solicit, hire, engage or employ, or cause any other Person to solicit, hire, engage or employ any employee employed by the Acquired Companies or their Subsidiaries or their post-Closing Affiliates, unless such employee’s retention or employment had ceased for the preceding six (6) months; provided that (x) general advertising, including Internet postings and use of search firms, shall not be deemed a breach hereof, nor shall hiring or retaining any Person who responds to such a general advertisement and (y) nothing in this Agreement shall prohibit Seller or any other Person from engaging any professional services firm or other third party advisor or contractor that provides services to multiple clients.

(c)Seller and Seller Parent covenant and agree that, during the Restricted Period, Seller and Seller Parent shall not, and shall cause their Affiliates not to, without the prior written consent of Buyer, directly or indirectly, solicit from any Material Customer any Non-Dedicated Truckload Services.

(d)Each of Seller and Seller Parent expressly acknowledge and agree that the restrictions set forth herein are reasonable in all respects and are no greater than necessary to protect Buyer’s and its Affiliates’ (including the Acquired Companies’) legitimate business interests, including the preservation of trade secrets, valuable confidential and professional information, and the goodwill that Seller is conveying to Buyer under this Agreement.

(e)The Parties expressly acknowledge and agree that the restrictions contained herein are reasonable and no greater than necessary to protect the legitimate interests of Buyer and its Affiliates.  However, if any covenant set forth in this Agreement is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be reformed and interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.  The invalidity or unenforceability of any particular provision (or part thereof) of this Agreement shall not affect the other provisions hereof (or parts thereof), which shall continue in full force and effect.  Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants covering their respective subject matters.

(f)Each of Seller and Seller Parent acknowledge that (a) the provisions of this Section 5.17 are reasonable and necessary to protect the legitimate interests of Buyer, and (b) any violation of this Section 5.17 will result in irreparable injury to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to Buyer for such a violation.  Accordingly, each of Seller and Seller Parent agree that if Seller, Seller Parent, or any of their controlled Affiliates violates the provisions of this Section 5.17, Buyer, in addition to all other remedies which may be available to it at law or in equity, shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages. Such relief will not be exclusive, but will be in addition to all other relief available to Buyer and its Affiliates, at law and equity.

5.1Maintenance of Books and Records.
(cj)Seller shall maintain until the third (3rd), or with regard to tax matters the seventh (7th), anniversary of the Closing Date all Books and Records relating to any Acquired Company or any asset or liability of any Acquired Company prior to the Closing in the manner such Books and Records are maintained immediately prior to the Closing Date (it being understood that this sentence shall only apply to Books and Records that are solely in the possession of Seller or its Affiliates (other than the Acquired Companies) and not possessed by the Acquired Companies). After the Closing for such time period, and in relation to any reasonable business purpose, Seller shall provide Buyer and its Representatives with access, upon prior reasonable written request, during regular business hours, to (i) the officers and employees of Seller and (ii) the Books and Records described in the preceding sentence, but, in each case, only to the extent concerning information relating to the assets, liabilities or business of any Acquired Company prior to the Closing and not possessed by any Acquired Company. Buyer and its Representatives shall have the right to make copies of the relevant portions of such Books and Records at its sole cost. Anything to the contrary notwithstanding, Seller and its Affiliates will not be required to provide information, Books and Records, or access to their officers or employees if providing such information, Books and Records, or access would result in the loss of any legal privilege or be adverse to the interests of Seller and its Affiliates in any legal proceeding.
(ck)Buyer shall maintain until the seventh (7th) anniversary of the Closing Date all Books and Records relating to any Acquired Company or any asset or liability of any Acquired Company prior to the Closing in the manner such Books and Records are maintained immediately prior to the Closing Date. After the Closing, Buyer shall provide Seller and its Representatives with access, upon prior reasonable written request, during regular business hours, to (i) the officers and employees of the Acquired Companies and (ii) the Books and Records, but, in each case, only to the extent relating to the assets, liabilities or business of any Acquired Company prior to the Closing, and Seller and its Representatives shall have the right to make copies of such books and records at its sole cost. Anything to the contrary notwithstanding, Buyer will not be required to provide information, Books and Records, or access to the officers or employees of Buyer or the Acquired Companies if providing such information, Books and Records, or access would result in the loss of any legal privilege or be adverse to the interests of Buyer and its Affiliates in any legal proceeding.
5.19     Audited Financial Statements. Seller shall use its best efforts to deliver carve-out audited financial statements of the Acquired Companies prepared in accordance with GAAP, for the fiscal years ended December 31, 2021 and 2020, and reviewed interim statements for the periods ending June 30, 2022 and 2021, together with the consent of KPMG LLP to the filing of such financial statements by Buyer Parent as required by the rules and regulations of the United States Securities and Exchange Commission. The cost of preparing and auditing the said financial statements will be shared 50-50 between the Parties. The cost of obtaining the consent of KPMG LLP shall be borne by Buyer.
5.20    Names and Trademarks. The Parties acknowledge that (a) the “CFI” marks that were owned by the Seller or its Affiliates (other than the Acquired Companies) have been transferred to the Company (or will be transferred to the Company) on or prior to the Closing Date, except for any “CFI” marks that contained the red swoosh on top of any of the “CFI” marks, which will be canceled on or prior to the Closing Date, the Seller retaining all rights with respect to the red swoosh. As promptly as practicable following the Closing Date but in any event within six (6) months from the Closing Date, Buyer shall cause the Acquired Companies to remove the red swoosh from their corporate names, emails, letterhead, envelopes, invoices, supplies, labels, product packaging and inserts, websites, publications, promotional materials, marketing collateral, advertisements and other communications media of any kind.

Furthermore the Parties acknowledge that certain Affiliates of the Acquired Companies not included in this transaction, namely CFI Dedicated, Inc. and CFI Logistics (the “CFI Affiliates”) are using the word “CFI” as part of their business and corporate names (collectively, the “CFI Marks”). As promptly as practicable following the Closing Date but in any event within ten (10) days from the Closing Date, Seller shall cause the CFI Affiliates to change their corporate names and to file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name. Additionally, as soon as reasonably practicable after the Closing Date, but in any event within six (6) months after the Closing Date, Seller will cause the CFI Affiliates will remove from all of the CFI Affiliates’ letterhead, envelopes, invoices, supplies, labels, product packaging and inserts, web site publications, promotional materials, marketing collateral, advertisements and other communications media of any kind, all references to the CFI Marks. Finally, as soon as reasonably practicable after the Closing Date, but in any event within twelve (12) months after the Closing Date, Seller will cause the CFI Affiliates, at their own expense, to remove any and all exterior signs and other identifiers located on or attached to the CFI Affiliates’ property, building, vehicles, tractors, trailers, signs or premises that refer or pertain to or that include the CFI Marks.
5.21    Websites. On the Closing Date, Buyer will, and will cause the Acquired Companies to use Commercially Reasonable Efforts to a) temporary redirect the webpages used by the CFI Affiliates under the Company’s websites, namely “cfidrive.com/dedicated” and “cfidrive.com/logistics” to new websites designated by Seller in writing to Buyer prior to the Closing; or b) delete any reference to the words “dedicated” and “logistics”. and the red swoosh therein. Furthermore as soon as reasonably practicable after the Closing Date, but in any event within thirty (30) days after the Closing Date, the Buyer will or will cause the Acquired Companies to remove the red swoosh on the cfidrive.com URL.
5.22    Buyer and Buyer Parent Restrictive Covenants.
In consideration for Seller’s and Seller Parent’s sale of the Acquired Companies and the transfer of the goodwill associated therewith, to protect the goodwill retained by Seller following the Closing, to satisfy certain conditions to the consummation of the transactions contemplated hereby, and as a material inducement and express incentive for Seller and Seller Parent to enter into this Agreement, Buyer and Buyer Parent hereby expressly agree to the provisions of this Section 5.22.
(s)Buyer and Buyer Parent covenant and agree that, during the Restricted Period, Buyer and Buyer Parent shall not, and shall cause their Affiliates not to, without the prior written consent of Seller, directly or indirectly, cause, solicit, induce or encourage to leave the employment or engagement of any of CFI Dedicated and CFI Logistics (including Autogistics) employees, including, the Retained Employees and CFI Dedicated’s drivers (the “Restricted Employees”), or solicit, hire, engage or employ, or cause any other Person to solicit, hire, engage or employ any Restricted Employees, unless such employee’s retention or employment had ceased for the preceding six (6) months; provided that (x) general advertising, including Internet postings and use of search firms, shall not be deemed a breach hereof, nor shall hiring or retaining any Person who responds to such a general advertisement and (y) nothing in this Agreement shall prohibit Buyer, Buyer Parent or any other Person from engaging any professional services firm or other third party advisor or contractor that provides services to multiple clients.
(t)Each of Buyer and Buyer Parent expressly acknowledge and agree that the restrictions set forth herein are reasonable in all respects and are no greater than necessary to protect Seller’s, Seller Parent’s and its Affiliates’ legitimate business interests, including the preservation of trade secrets, valuable confidential and professional information, and the goodwill that Seller and its Affiliates are retaining following the Closing.
(c)    The Parties expressly acknowledge and agree that the restrictions contained herein are reasonable and no greater than necessary to protect the legitimate interests of Seller, Seller Parent and its Affiliates. However, if any covenant set forth in this Agreement is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be reformed and interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable. The invalidity or unenforceability of any particular provision (or part thereof) of this Agreement shall not affect the other provisions hereof (or parts thereof), which shall continue in full force and effect. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants covering their respective subject matters.
(d)    Each of Buyer and Buyer Parent acknowledge that (a) the provisions of this Section 5.22 are reasonable and necessary to protect the legitimate interests of Seller and Seller Parent, and (b) any violation of this Section 5.22 will result in irreparable injury to Seller and Seller Parent, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to Seller and Seller Parent for such a violation. Accordingly, each of Buyer and Buyer Parent agree that if Buyer, Buyer Parent, or any of their controlled Affiliates violates the provisions of this Section 5.22, Seller and Seller Parent, in addition to all other remedies which may be available to it at law or in equity, shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages. Such relief will not be exclusive, but will be in addition to all other relief available to Seller, Seller Parent and its Affiliates, at law and equity.
Article VI
CONDITION TO CLOSING; TERMINATION
5.9Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following conditions:
(cl)Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct at and as of the date hereof and at as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date and (ii) where the failure of any such representations and warranties (other than the Seller Fundamental Representations) to be so true and correct (without giving effect to any “materiality” or similar qualifiers therein) has not, individually or in the aggregate, had, or would not reasonably be expected to have, a Material Adverse Effect.
(cm)Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date.
(cn)No change, event, or development shall have occurred since the date hereof that has had a Material Adverse Effect.
(co)Buyer shall have received a certificate dated the Closing Date signed by Seller to the effect that the conditions set forth in (a), 6.1(b) and 6.1(c) have been satisfied (the “Seller Closing Certificate”).
(cp)All applicable waiting periods under the Competition Acts shall have expired or been terminated.
(cq)All other declarations to or filings or registrations with Governmental Entities set forth on Schedule 3.4 and Schedule 4.4 (other than those required pursuant to the Competition Acts) have been made, and all consents, approvals or authorizations of Governmental Entities set forth on 3.4 and 4.4 (other than those required pursuant to the Competition Acts) have been obtained and shall be in full force and effect.
(cr)No action, suit, or proceeding shall be pending before any Governmental Entity to restrain or invalidate the transactions contemplated hereby, nor shall any Law have been enacted by any Governmental Entity that makes consummation of the transactions contemplated by this Agreement illegal.

(cs)No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect.
(ct)The conditions precedent to the Debt Financing under the Debt Commitment Letters or the conditions precedent to any other Alternative Financing under the New Debt Commitment Letters shall have been waived or satisfied and the financing thereunder shall be available to Buyer. For purposes of this subsection (i), the Parties agree that the financing under the Debt Commitment Letters or the New Debt Commitment Letters shall be deemed not to be “available to Buyer” in the event Buyer fully requests the funds to be provided under such financing in accordance with the applicable documents and the applicable financing sources do not (for any reason) provide such funds to Buyer (provided that Buyer has complied in all material respects with its obligations under Section 5.8).
5.8Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller in its sole discretion) of the following conditions:
(cu)Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct at and as of the date hereof and at as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date and (ii) where the failure of any such representations and warranties (other than the Buyer Fundamental Representations) to be so true and correct has not had a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.
(cv)Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.
(cw)Seller shall have received a certificate dated the Closing Date by Buyer to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied (the “Buyer Closing Certificate”).
(cx)All applicable waiting periods under the Competition Acts shall have expired or been terminated.
(cy)All other declarations to or filings or registrations with Governmental Entities set forth on Schedule 3.4 and Schedule 4.4 (other than those required pursuant to the Competition Acts) have been made, and all consents, approvals or authorizations of Governmental Entities set forth on Schedule 3.4 and Schedule 4.4 (other than those required pursuant to the Competition Acts) have been obtained and shall be in full force and effect.
(cz)No action, suit, or proceeding shall be pending before any Governmental Entity to restrain or invalidate the transactions contemplated hereby, nor shall any Law have been enacted by any Governmental Entity that makes consummation of the transactions contemplated by this Agreement illegal.
(da)No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect.
5.10Frustration of Closing Conditions. Neither any Seller nor Buyer may rely on or assert the failure of any condition set forth in this Article VI, as the case may be, if such failure results from or was caused by such Party’s failure to comply with any provision of this Agreement.
5.11Waiver of Conditions. All conditions set forth in this Article VI will be deemed to have been satisfied or waived from and after the Closing.

5.12Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, prior to the Closing solely:
(db)by the mutual written consent of Seller and Buyer;
(dc)by either Seller or Buyer, by delivery of written notice to the other of such termination, if (i) an Order is entered permanently enjoining or prohibiting any of the parties from consummating the transactions contemplated hereby and such Order has become final and non-appealable, or (ii) any Governmental Entity of competent jurisdiction shall have enacted, promulgated, issued or enforced any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;
(dd)by Buyer, by delivery of written notice to Seller of such termination, if (i) a breach or failure to perform any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement shall have occurred which is not cured, if curable, by the earlier of the (A) Outside Date and (B) thirty (30) days after written notice thereof is provided by Buyer and (ii) such breach or failure renders impossible the satisfaction of one or more of the conditions set forth in Section 6.1 and (iii) Buyer is not in material breach of any provision of this Agreement;
(de)by Seller, by delivery of written notice to Buyer of such termination, if (i) a breach or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred which is not cured, if curable, by the earlier of the (A) Outside Date and (B) thirty (30) days after written notice thereof is provided by Buyer and (ii) such breach or failure renders impossible the satisfaction of one or more of the conditions set forth in Section 6.2 and (iii) Seller is not in material breach of any provision of this Agreement;
(df)by Buyer or Seller, by delivery of written notice to the other of such termination, if the Closing shall not have occurred at or before 5:00 p.m. New York, New York time on the date sixty (60) days after the date hereof, provided, however, that such date will be extended during any period the Parties are responding to additional requests under any Competition Act, but not beyond the date 120 days after the date hereof (such date, as it may be extended, the “Outside Date”);
provided, that notwithstanding the foregoing, the right to terminate this Agreement pursuant to Sections 6.5(b) through (e) shall not be available to a Party purporting to terminate this Agreement if such Party shall have failed to perform its covenants hereunder or if there is a breach of its representations and warranties hereunder, in each case such that the conditions to Closing in favor of the other Party will not be satisfied.
5.3Effect of Termination. The valid termination of this Agreement in accordance with Section 6.5 shall terminate all rights and obligations of the Parties hereunder and none of the Parties shall have any liability to the other Party hereunder, except that (a) Section 5.6, this Section 6.6, Article I and Article VIII shall survive any such termination, and (b) nothing herein shall relieve any party from liability for any Willful Breach of this Agreement prior to such termination. For purposes of this Section 6.6, “Willful Breach” means a Party’s knowing and intentional material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. In the event of termination of this Agreement, and regardless of the reason for the termination, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and any such termination shall not amend, modify, release, waive or otherwise limit any rights or obligations under the Confidentiality Agreement.
Article VII
INDEMNIFICATION

5.13Survival of Representations, Warranties and Covenants. Except as otherwise provided in this Section 7.1, the representations and warranties contained in this Agreement shall survive the Closing, but shall terminate and be of no further force or effect after the date twelve (12) months after the Closing Date; provided, that (x) the Fundamental Representations shall survive the Closing until the earlier of (a) sixth (6th) anniversary of the Closing Date and (b) the date that is sixty (60) days following the expiration of the applicable statute of limitations with respect to such claim and (y) the representations and warranties set forth in Sections 3.18 and 3.19 shall survive the Closing until the date eighteen (18) months after the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. The indemnification obligations (a) under Sections 7.2(a)(i), 7.2(a)(ii), 7.2(b)(i) and 7.2(b)(ii) in respect of a breach of representation, warranty, covenant or agreement shall terminate when the survival of the applicable representation, warranty, covenant or agreement terminates pursuant to this Section 7.1, (b) under Section 7.2(a)(iii) shall terminate upon the date that is sixty (60) days following the expiration of the applicable statute of limitations with respect to such claim (taking into account any tolling periods and other extensions), (c) under Section 7.2(a)(iv) shall terminate three (3) years following the Closing Date, and (d) under Sections 7.2(b)(iii) and 7.2(b)(iv) shall terminate eighteen (18) months after the Closing Date; provided, however, that the indemnification obligations under this Article VII with respect to Losses arising prior to such termination date shall not terminate if a claim with respect to such Losses is made by the Indemnified Party in accordance with this Agreement prior to such termination date.

5.14Indemnification.
(dg)From and after the Closing until the applicable termination date set forth in Section 7.1, and subject to the limitations set forth in this Article VII, Seller and Seller Parent shall jointly and severally indemnify, defend and hold harmless each Buyer Indemnitee from and against any and all actual losses, damages, liabilities, penalties, interest and expenses, including reasonable attorney’s fees and expenses (“Losses”) incurred by such Buyer Indemnitee that are caused by:
(xxxiii)any breach of the representations and warranties of Seller in Article III hereof;
(xxxiv)any breach or non-performance by Seller of any of its covenants or agreements contained in this Agreement which by their terms require performance by Seller after the Closing;
(xxxv)any Taxes of any Acquired Company for any Pre-Closing Tax Period, the pre-closing portion of any Straddle Tax (determined in accordance with Section 5.11(d)(ii)) and any Transfer Taxes pursuant to Section 5.11(i);
(xxxvi)any Cash, current assets, current liabilities, Indebtedness, Transaction Expenses, or Retained Claims Reserve Amount, not taken into account in the calculation of the final Purchase Price;
(xxxvii)any Retained Claim; and
(xxxviii)any wage and hour and other compensation and compliance claims with respect to (A) sleeper berth time of truck drivers of the Acquired Companies or (B) truck drivers of the Acquired Companies performing services in the states of California and Washington, in each case, to the extent the original underlying incident, event, or circumstance giving rise to such claim occurred prior to the Closing Date.
(dh)From and after the Closing until the termination date set forth in Section 6.1, and subject to the limitations set forth in this Article VII, Buyer and Buyer Parent shall jointly and severally indemnify, defend and hold harmless each Seller Indemnitee from and against:

(i)any and all Losses incurred by such Seller Indemnitee that are caused by any breach of the representations and warranties of Buyer in Article IV hereof;
(ii)any and all Losses incurred by such Seller Indemnitee that are caused by any breach or non-performance by Buyer of any of its covenants or agreements contained in this Agreement which by their terms require performance after the Closing;
(iii)fifty percent (50%) of any and all Losses incurred by such Seller Indemnitee caused by (A) the participation of the 401(k) Plan Transition Employees in the Seller 401(k) Plan during the 401(k) Transition Period, and (B) the status of Buyer or any Affiliate thereof as a participating employer under the Seller 401(k) Plan during the 401(k) Transition Period; provided, that no indemnification shall be required to the extent that such Losses result from the willful misconduct of Seller and its Affiliates or any of their respective directors, officers or employees in the maintenance or administration of the Seller 401(k) Plan during the 401(k) Transition Period; and
(iv)fifty percent (50%) of any and all Losses incurred by such Seller Indemnitee caused by (A) the participation of the Welfare Plan Transition Employees in the Seller Welfare Plans during the Welfare Plan Transition Period, and (B) the status of Buyer or any Affiliate thereof as a participating employer under the Seller Welfare Plan during the Welfare Plan Transition Period; provided, that no indemnification shall be required to the extent that such Losses result from the willful misconduct of Seller and its Affiliates or any of their respective directors, officers or employees in the maintenance or administration of the Seller Welfare Plans during the Welfare Plan Transition Period.
5.9Limitations on Liability.
(di)Notwithstanding anything to the contrary contained herein, no Party shall be entitled to any indemnification under Sections 7.2(a)(i) and 7.2(b)(i) unless and until the Losses incurred by  such indemnitee exceeds 0.665% of the Enterprise Value (the “Deductible”), in which case the Indemnitor will be entitled to indemnification only to the extent Losses exceed the Deductible.
(dj)A Party’s cumulative indemnification obligations shall not exceed 8.75% of the Enterprise Value (the “Cap”).
(dk)Neither the Deductible not the Cap shall apply to (i) any claim for breach of a Fundamental Representation, (ii) fraud, or (iii) indemnification pursuant to Sections 7.2(a)(ii), 7.2(a)(iii), 7.2(a)(iv), 7.2(a)(v), 7.2(a)(vi) or 7.2(b)(ii). Notwithstanding the foregoing, in no event shall the indemnification by Seller exceed the Purchase Price received by Seller pursuant to this Agreement, other than in respect of a claim for fraud.
(dl)For purposes of determining both the failure of any representation or warranty to be true and correct and calculating Losses hereunder, any qualifications in the representations and warranties herein as to “materiality”, “Material Adverse Effect” or words of similar import shall be disregarded.
(dm)Notwithstanding the fact that any Indemnified Party (as defined below) may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Indemnified Party more than once, regardless of whether such Losses may be as a result of a breach of more than one representation, warranty or covenant; provided, however, that the foregoing limitation shall not prevent an Indemnified Party from recovering all Losses to which it is entitled hereunder arising out of the same set of facts, events, conditions or circumstances (but not more than once) notwithstanding the fact that an indemnification claim for such Losses is based upon more than one representation, warranty or covenant.
(dn)Each Indemnified Party shall use Commercially Reasonable Efforts to mitigate all Losses for which such Indemnified Party is or may be entitled to indemnification hereunder.

(do)Except for Losses related to Seller’s indemnification obligations pursuant to Section 7.2(a)(i) or 7.2(a)(v), if any Losses sustained by a Buyer Indemnitee are covered by a third-party insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Buyer Indemnitee), Buyer Indemnitee shall use reasonable efforts consistent with Buyer’s past practices to collect such insurance proceeds or indemnity, contribution or similar payments. If Buyer Indemnitee receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified with respect to such Losses under this Article VII, the payment under this Article VII with respect to such Losses shall be reduced by the amount of such insurance proceeds or indemnity, contribution or similar payments actually received, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery. If Buyer Indemnitee receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified with respect to some or all of such Losses, Buyer Indemnitee shall pay to Seller the lesser of (i) the amount of such insurance proceeds or indemnity, contribution or similar payment, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery, and (ii) the aggregate amount paid by Seller to any Buyer Indemnitee with respect to such Losses.
(dp)In no event shall any Person be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include (i) punitive damages except to the extent such Losses are payable with respect to a Third-Party Claim, or (ii) any loss, liability, damage or expense to the extent reflected as a liability on the Final Closing Statement. For the avoidance of doubt, if any representation or warranty contained herein is rendered untrue because of a change in Law or IFRS subsequent to date as of which such representation and warranty was made, such representation or warranty shall not be deemed to have been untrue as of the date made.
5.15Indemnification Procedures.
(dq)Third-Party Claims. The party making a claim under this Article VII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnitor.” If any Indemnified Party receives notice of the assertion or commencement of any action, Suit, claim, arbitration, mediation or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnitor is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnitor prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all written evidence thereof and all correspondence from or to such third party (or its representatives) related to the matter giving rise to such Third-Party Claim and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been sustained by the Indemnified Party. The Indemnitor shall have the right to participate in or, by giving written notice to the Indemnified Party (which written notice shall be given by the earlier of (x) thirty (30) days following the Indemnitor’s receipt of notice of the claim and (y) ten (10) days before the due date for the answer or response to the Third Party Claim is due), to assume and control the defense of any Third Party Claim at the Indemnitor’s expense and by the Indemnitor’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that the Indemnitor may not assume and conduct the defense of such Third Party Claim if such Third Party Claim (A) seeks equitable relief (except where such equitable relief is immaterial in nature and merely incidental to a primary claim or claim of monetary damages), or (B) involves, or is reasonably expected to involve, criminal charges or a criminal investigation. In the event that the Indemnitor assumes the defense of a Third Party Claim, subject to Section 7.4(b), (i) it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party and (ii) the Indemnified Party shall have the right, at its own cost and expenses, to participate in the defense of any Third Party Claim with counsel selected by its subject to the Indemnitor’s right to control the defense thereof. Indemnitor and Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including access to the Acquired Companies’ premises and personnel and the right to examine and copy any accounts, documents or records, without expense (other than reimbursement of actual out of pocket expenses) to the defending party, as may be reasonably requested for the defense and preparation of the defense of such Third Party Claim.
(dr)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, neither the Indemnitor nor the Indemnified Party shall enter into settlement of, or consent to the entry of any judgment with respect to, any Third-Party Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as otherwise provided in this Section 7.4(b). If the Indemnitor and the applicable third party wish to settle, or consent to the entry of any judgment with respect to, a Third-Party Claim and the proposed settlement or judgment does not include any monetary damages payable by the Indemnified Party or any material restriction on the operations of the Indemnified Party and also provides, in customary form, for the unconditional release of the Indemnified Party from all liabilities in connection with such Third-Party Claim, the Indemnitor shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such proposed settlement or judgment within ten (10) business days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnitor as to such Third-Party Claim shall not exceed that which would have been payable by Indemnitor hereunder had such proposed settlement or judgment been effected. If the Indemnified Party fails to consent to such proposed settlement or judgment and also fails to continue to contest or defend such Third-Party Claim, the Indemnitor may settle or consent to the entry of any judgment with respect to the Third-Party Claim upon the terms set forth in such proposed settlement or judgment.
(ds)Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnitor prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been sustained by the Indemnified Party. The Indemnitor shall have sixty (60) days after its receipt of such notice to respond in writing to such Direct Claim. During such sixty (60) day period, the Indemnified Party shall allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnitor’s investigation by giving such information and assistance (including access to the Acquired Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnitor or any of its professional advisors may reasonably request. If the Indemnitor does not so respond within such sixty (60) day period, the Indemnitor shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party under this Agreement.
5.2Indemnification Exclusive Remedy. From and after the Closing, indemnification pursuant to the provisions of this Article VII shall be the sole and exclusive remedy for any breach of this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated herein (except for those items with respect to which the processes set forth in Section 2.5 and Section 5.11 are the sole and exclusive remedy). Without limiting the generality of the preceding sentence, from and after the Closing, Buyer, for itself and the other Buyer Indemnitees, (a) agrees that no legal action sounding in contribution, tort, strict liability or any other legal theory may be maintained by any Buyer Indemnitee, or any other Person for any breach of this Agreement or otherwise with respect to the subject matter of this Agreement and the transactions contemplated herein, and (b) hereby waives any and all statutory rights of contribution or indemnification that any of them might otherwise be entitled to under any Law or any similar rules of law embodied in the common law. The limitations in this Section 7.5 shall not apply with respect to (a) any representations and warranties contained herein that a court having competent jurisdiction shall have determined by final non-appealable judgment were fraudulently (actual and not constructive fraud) made in connection with this Agreement, which such claim shall only be brought against the Person alleged to have acted fraudulently (actual and not constructive fraud) in connection with this Agreement or (b) any Suit seeking to specifically enforce any covenant or agreement contained herein.

5.16Characterization of Indemnity Payments. Except as otherwise required by applicable Law, any payment made pursuant to this Article VII shall be treated, for Tax purposes, as an adjustment to the Purchase Price.
Article VIII
MISCELLANEOUS
5.10Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by email, with written confirmation of receipt, if sent prior to 5:00 p.m. Eastern time, or if sent later, then on the next Business Day, or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
If to Buyer or Buyer Parent, to:
Heartland Express, Inc.
901 Heartland Way
North Liberty, IA 52317
Attention: Chris Strain
Email: cstrain@heartlandexpress.com

With a required copy (which shall not constitute notice) to:
Scudder Law Firm, P.C., L.L.O.
411 South 13th St., 2nd Floor
Lincoln, Nebraska 68508
Attn: Mark A. Scudder
Email: mscudder@scudderlaw.com
If to Seller or Seller Parent, to:
c/o Legal Department
8801 Trans-Canada Hwy, Suite 500
Saint-Laurent Quebec H4S 1Z6
Attn: Josiane-M. Langlois
Email: legal@tfiintl.com

With a required copy (which shall not constitute notice) to:

J2 Legal Group, PLLC
3470 N Miami Avenue
Upper Suite
Miami, Florida 33127
Attn: Jackie Hodes
Email: jackie@j2advisorygroup.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).
5.11Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary contained herein, no modification or waiver of this Section 8.2 (Amendments and Waivers), Section 8.4 (Successors and Assigns), Section 8.5 (Governing Law), Section 8.6 (Consent to Jurisdiction; Service of Process; Waiver of Jury Trial), Section 8.8 (No Third Party Beneficiaries), Section 8.12 (Specific Performance for Breach of Covenants), Section 8.15 (Non-Recourse), and Section 8.18 (Financing Source Provisions) (and the defined terms used therein or any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) that is adverse to the interests of the Financing Sources will be effective against a Financing Source without the prior written consent of such Financing Source. Notwithstanding anything to the contrary in this Agreement, no Financing Source shall have any liability to Seller, any Acquired Company, or any of their respective Affiliates relating to or arising out of this Agreement, the Debt Financing, any Debt Commitment Letters, any Financing Agreement, or any related agreements or the transactions contemplated hereby or thereby, whether at law or in equity, in contract or in tort or otherwise, and Seller, the Acquired Companies and their respective Affiliates shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential or punitive damages, against any Financing Source under this Agreement, the Debt Financing, any Debt Commitment Letters, any Financing Agreement, or any related agreements, whether at law or in equity, in contract or in tort or otherwise, and Seller and each Acquired Company (in each case, on behalf of itself, its Subsidiaries and each of their respective stockholders, partners, members, Affiliates, directors, managers, officers, employees, controlling persons and agents) hereby waives any rights or claims against any Financing Source relating to or arising out of this Agreement, any Debt Financing, any Debt Commitment Letters, any Financing Agreement or any related agreements or the transactions contemplated hereby or thereby, whether at law or in equity, in contract, in tort or otherwise.
5.12Expenses. Except as otherwise provided in this Agreement (including without limitation Sections 2.5, 3.21, 4.6, 5.4(b), and 5.11, each Party shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.
5.13Successors and Assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided that, without such consent, Buyer may (a) transfer or assign any or all of its rights, interests and obligations hereunder, in whole or in part or from time to time, to one or more of its Affiliates or (b) assign its rights under this Agreement to its lenders (including the Financing Sources) providing financing in connection with the transactions contemplated hereby for collateral security purposes, but in each case, no such transfer or assignment will relieve Buyer of any of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
5.14Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the state of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Delaware. Notwithstanding anything herein to the contrary, the parties agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) involving any Financing Source that is any way related to this Agreement or any of the transactions related hereto, including but not limited to any dispute arising out of or relating in any way to any Debt Financing in connection with any other transaction contemplated hereby or any document relating to such Debt Financing shall be governed by, and construed in accordance with, the laws of the State of New York. Notwithstanding the foregoing, each of the Parties hereby agrees that it will not, and shall cause each Acquired Company not to (as applicable), bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement, any financing in connection with the transactions contemplated hereby, or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to any such financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York (and the appellate courts thereof) or any New York State court sitting in the Borough of Manhattan in the City of New York, and that the provisions of Section 8.6 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.
5.15Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.
(dt)Any Suit or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or other proceeding. A final judgment in any such suit, action or other proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Suit or other proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Suit or other proceeding brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Suit or other proceeding.
(du)EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR DEFINITIVE DEBT FINANCING DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY OR THE ACTIONS OF THE AGENT OR ANY FINANCING SOURCE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.
(dv)Notwithstanding the foregoing, each of the Parties hereby agrees that it will not bring or support any Suit or other proceeding of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing under the Debt Commitment Letters or the performance thereof, in any forum other than a court of competent jurisdiction located in New York County, New York, whether a state or federal court, and any appellate court from any court thereof, and that the provisions of Section 8.6(b) relating to the waiver of jury trial shall apply to any such Suit or other proceeding.
5.17Counterparts. This Agreement may be executed in counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties hereto. The Parties agree that the delivery of this Agreement, the Ancillary Documents and any other agreements and documents at the Closing, may be effected by means of an exchange of electronic delivery.
5.18No Third Party Beneficiaries. Other than Section 5.10, Section 5.12, Section 5.13, Section 8.2, Section 8.4, Section 8.5, Section 8.6, this Section 8.8, Section 8.12, Section 8.15, Section 8.18 and Article VII, which are intended to benefit and may also be enforced by the Covered Parties, Seller Released Persons, Buyer Released Persons, Lenders, Financing Sources and Indemnified Parties (and no amendment or modification to such provisions with respect to the Financing Sources may be made without the prior written consent of the Financing Sources), as applicable, no provision of this

Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
5.19Entire Agreement. This Agreement, the Ancillary Documents, any schedules hereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties hereto with respect to the transactions contemplated by this Agreement. All schedules, including any Seller Disclosure Schedule, referred to herein are intended to be and hereby are specifically made a part of this Agreement and incorporated by reference herein. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.
5.20Seller Disclosure Schedules. Except as otherwise provided in the Seller Disclosure Schedules, all capitalized terms therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Seller Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in the Seller Disclosure Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, has had or could reasonably be expected to have a Material Adverse Effect, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material for purposes of this Agreement. Information disclosed in any Seller Disclosure Schedule delivered will qualify any representation, warranty, covenant or agreement in this Agreement to the extent the relevance or applicability of the information disclosed to any such representation, warranty, covenant or agreement is reasonably apparent on its face, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement on any such Seller Disclosure Schedule or the absence of a reference or cross-reference to such Seller Disclosure Schedule in such representation, warranty, covenant or agreement. No disclosure in the Seller Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
5.21Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
5.22Specific Performance for Breach of Covenants.
(dw)The Parties agree that they would suffer irreparable damage in the event that the Closing is not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, except where this Agreement is validly terminated in accordance with Article VI, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by any Seller or Buyer of its covenants or obligations set forth in this Agreement, then in addition to any other remedies provided for in this Agreement, the non-breaching Party shall be entitled to an injunction or injunctions to prevent or restrain such breaches or threatened breaches of covenants by the other Party, and to specifically enforce compliance with the covenants of such party under this Agreement (including the obligation to consummate the Closing). The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants of Seller and Buyer under this Agreement, and hereby waive in connection thereto (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
(dx)Notwithstanding the foregoing, the parties agree that in no event shall any party (other than Buyer and its Affiliates) be entitled to seek specific performance of this Agreement against any Financing Source.

5.4Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
5.5Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. The Parties agree that any drafts of this Agreement or any Ancillary Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision thereof, and each of the Parties agrees that no Party or any Affiliate thereof shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any Suit among any of the foregoing. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “but not limited to,” unless otherwise specified; (f) all accounting terms used and not defined herein have the respective meanings given to them under IFRS; and (g) whenever this Agreement refers to sums of money, such references are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars. A document or information shall be deemed to have been “made available” or otherwise delivered to Buyer only if, prior to 5:00 p.m., Eastern Time on the date that is two (2) Business Days prior to the date hereof, such document or information has been posted to the VDR in a folder thereof to which Buyer and its Representatives have downloading and printing access and such access is not rescinded prior to the Closing Date.
5.6Non-recourse. This Agreement may only be enforced against, and any claim or Suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against a Party and then only with respect to the specific obligations set forth herein with respect to such Party. No current or former equityholder, controlling Person, Affiliate, director, manager, officer, employee or advisor, as applicable, of any Party shall have any liability of any nature to any Person with respect to any breach of this Agreement by any Party or any other matter relating to the transactions contemplated by this Agreement. Seller and Seller Parent hereby waive any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing, any Financing Agreement or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, and agree not to commence any action or proceeding against any Financing Source in connection with this Agreement (including any action or proceeding relating to the Debt Financing) or the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Agreement, the Financing Sources shall not have any liability to Seller, any Acquired Company, or any of their Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters, any Financing Agreement, or any related agreements or the transactions contemplated hereby or thereby, whether at law or equity, in contract or in tort or otherwise, and Seller, each Acquired Company, and their Affiliates shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential or punitive damages, against any Financing Source under this Agreement, the Debt Financing, the Debt Commitment Letter, any Financing Agreement, or any related agreements, whether at law or equity, in contract or in tort or otherwise, and Seller and each Acquired Company (in each case, on behalf of itself, its Subsidiaries and each of their respective stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons and agents) hereby waives any rights or claims against any Financing Source relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment

Letters, any Financing Agreement or any related agreements or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise.
5.7Buyer Parent Guaranty. Buyer Parent hereby absolutely, irrevocably and unconditionally guaranties the due and punctual performance of all obligations of Buyer under this Agreement and the other Ancillary Documents, including, without limitation, the payment of the Closing Purchase Price to Seller pursuant to 2.2, the payment of any purchase price adjustment to Seller pursuant to Section 2.5(e)(ii), the payment of any Losses to Seller Indemnitees pursuant to Article VII, and the payment to Seller of any and all damages, claims and losses incurred by Seller (except to the extent limited by the Agreement) arising out of or related to the failure of Buyer to perform any of its obligations under this Agreement or the other Ancillary Documents. The obligations of Buyer Parent under this Section 8.16 will not be released, discharged or otherwise affected by any assignment of this Agreement or any other Ancillary Document or any rights, interests, benefits or obligations thereunder by Buyer or Buyer Parent, whether by operation of law or otherwise and whether or not consented to by Seller. Buyer Parent expressly waives any and all rights, benefits or defenses under (a) any defense to its obligation to provide the foregoing guaranty, other than the defense that Buyer has in fact fully and promptly performed all of its obligations under this Agreement and the other Ancillary Documents, and (b) any claim or circumstance that would legally or equitably discharge a guarantor or surety.
5.23Seller Parent Guaranty. Seller Parent hereby absolutely, irrevocably and unconditionally guaranties the due and punctual performance of all obligations of Seller under this Agreement and the other Ancillary Documents, including, without limitation, the payment of any purchase price adjustment to Buyer pursuant to Section 2.5(e)(i), the payment of any Losses to Buyer Indemnitees pursuant to Article VII, and the payment to Buyer of any and all damages, claims and losses incurred by Buyer (except to the extent limited by the Agreement) arising out of or related to the failure of Seller to perform any of its obligations under this Agreement or the other Ancillary Documents. The obligations of Seller Parent under this Section 8.17 will not be released, discharged or otherwise affected by any assignment of this Agreement or any other Ancillary Document or any rights, interests, benefits or obligations thereunder by Seller or Seller Parent, whether by operation of law or otherwise and whether or not consented to by Buyer. Seller Parent expressly waives any and all rights, benefits or defenses under (a) any defense to its obligation to provide the foregoing guaranty, other than the defense that Seller has in fact fully and promptly performed all of its obligations under this Agreement and the other Ancillary Documents, and (b) any claim or circumstance that would legally or equitably discharge a guarantor or surety.
5.24Financing Source Provisions. Notwithstanding anything herein to the contrary, the parties hereby agree that (a) no Financing Source shall have any liability hereunder (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section shall limit the liability or obligations of the Lenders under the Debt Commitment Letters or the documents governing any credit facilities provided by any Lender to Buyer), (b) any interpretation of the Debt Commitment Letters will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, and (c) only Buyer (including its permitted successors and assigns under the Debt Commitment Letters) and the other parties to the Debt Commitment Letters at their own direction shall be permitted to bring any claim against a Financing Source for failing to satisfy any obligation to fund the Financing pursuant to the terms of the Debt Commitment Letter. This Section shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
SELLER:
TFORCE TL HOLDINGS USA, INC.

By: /s/ Alain Bédard
Name: Alain Bédard
Title: President
SELLER PARENT:
TFORCE US HOLDCO, INC.

By: /s/ Alain Bédard
Name: Alain Bédard
Title: President

BUYER:
HEARTLAND EXPRESS, INC. OF IOWA

By: /s/ Michael Gerdin
Name: Michael Gerdin
Title: President
BUYER PARENT:
HEARTLAND EXPRESS, INC.

By: /s/ Michael Gerdin
Name: Michael Gerdin
Title: Chairman and CEO

    [Signature Page to Stock Purchase Agreement]